UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2007

NEW DESIGN CABINETS, INC.
(Exact name of registrant as specified in charter)

Nevada	000-1321517	20-1699126
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee Identification No.)

9440 Santa Monica Blvd., Suite 401
Beverly Hills, CA 90210
(Address of Principal Executive Offices)

(310) 402-5901
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports (collectively the “Filings”) filed by Registrant from time to time with the Securities and Exchange Commission (the “SEC”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Current Report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “Company,” “NDCI” or “Registrant” refer to New Design Cabinets, Inc., a Nevada corporation and references to “Stratos” refer to Stratos del Peru S.A.C., a Peruvian corporation.

Item 1.01	Entry into a Material Definitive Agreement

Share Exchange Agreement

As is more fully described in Item 2.01 below, which disclosures are incorporated by reference herein, on November 14, 2007, we entered into an Agreement Concerning the Exchange of Securities, dated as of November 14, 2007, by and among NDCI, Stratos and the security holders of Stratos (the “Share Exchange Agreement”), whereby we agreed to issue 45,000,000 shares of our common stock, par value $.001 (the “Common Stock”), in exchange for 999, or 99.9%, of the issued and outstanding shares of common stock of Stratos, par value S/1.00 (the “Share Exchange”).

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Share Exchange Agreement. The above description is qualified in its entirety by reference to the Share Exchange Agreement, a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Private Placement

As is more fully described in Item 2.01 below, which disclosures are incorporated by reference herein, on November 14, 2007, we entered into subscription agreements with investors to sell an aggregate of 2,666,794 shares of Common Stock and warrants to purchase an aggregate of 1,333,396 shares of Common Stock (the “Private Placement”). Each share of Common Stock was sold at $0.70 per share for an aggregate of approximately $1.9 million received by the Company. The warrants expire five (5) years from the date of issuance and are exercisable at $.75 per share, subject to adjustment in certain circumstances. The closing of the Private Placement was conditioned on the closing of the Share Exchange.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the subscription agreements or the warrants. The above description is qualified in its entirety by reference to the form of subscription agreement and form of warrant, copies of which are included as Exhibits 10.5 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Series A Private Placement

As is more fully described in Item 2.01 below, which disclosures are incorporated herein by reference, on November 14, 2007, we entered into a Series A Preferred Stock and Warrant Purchase Agreement (the “Series A Preferred Stock and Warrant Purchase Agreement”) with MA Green, LLC, a Delaware limited liability company (“MA Green”) to sell an aggregate of 7,142,857 shares of Series A preferred stock, $.001 par value (the “Series A Preferred Stock”) and a warrant to purchase an aggregate of 1,785,714 shares of common stock (the “Series A Private Placement”). Each share of Series A Preferred Stock was sold at $0.70 per share for an aggregate of $5.0 million received by the Company. The warrant expires five (5) years from the date of issuance and is exercisable at $.75 per share, subject to adjustment in certain circumstances. Our Chairman of the Board of Directors, Steven Magami, is the manager of MA Green. The closing of the Series A Private Placement was conditioned on the closing the Share Exchange.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Series A Preferred Stock and Warrant Purchase Agreement or the warrant. The above description is qualified in its entirety by reference to the Series A Preferred Stock and Warrant Purchase Agreement and form of warrant, copies of which are included as Exhibits 10.6 and 4.7, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Bridge Financing

As is more fully described in Item 2.01 below, which disclosures are incorporated herein by reference, on November 14, 2007, we entered into Note and Warrant Purchase Agreements with investors to issue an aggregate of approximately $3.0 million in convertible promissory notes (the “Bridge Financing”). The convertible promissory notes issued in connection with the Bridge Financing bear interest at 10% per annum. The bridge note holders received one (1) warrant to purchase (1) share of Common Stock, at an exercise price of $.75 per share, for every $3.50 invested in the Company in connection with the Bridge Financing (the “Bridge Warrants”). The Bridge Warrants are exercisable for three (3) years from the closing date of the Bridge Financing.

Upon the earlier to occur of (i) three (3) months from the closing date of the Bridge Financing (the “Maturity Date”), and (ii) the consummation a PIPE financing with institutional investors for at least $25 million, net of offering expenses (the “PIPE”), the bridge note holders are entitled to repayment (in cash or in Common Stock) equal to 25% to 30% in excess of the principal and accrued interest then due and outstanding under the terms of the notes (the “Repayment Amount”). The bridge note holders entitled to a Repayment Amount of 25% in excess of the principal and accrued interest due under the terms of the notes will receive a 5% origination fee as consideration for making loans to the Company. The bridge note holders entitled to a Repayment Amount of 30% in excess of the principal and accrued interest due under the terms of the notes will not be entitled to an origination fee. Upon the earlier to occur of the Maturity Date or the consummation of the PIPE, the bridge note holders will have the right to convert (in whole or in part) 110% of the Repayment Amount into shares of Common Stock of the Company at the fair market value of each share of Common Stock, or at the price per share of Common Stock sold to investors in the PIPE, as the case may be.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Note and Warrant Purchase Agreements, promissory notes or Bridge Warrants. The above description is qualified in its entirety by reference to the Note and Warrant Purchase Agreements, copies of which are included as Exhibits 10.7 and 10.8 to this Current Report, the forms of promissory notes, copies of which are included as Exhibits 4.4 and 4.5 to this Current Report, and the form of Bridge Warrant, a copy of which is included as Exhibit 4.6 to this Current Report, which exhibits are incorporated herein by reference.

Intercompany Promissory Note

In connection with the Share Exchange, NDCI agreed to lend Stratos $5.5 million pursuant to the terms of a Promissory Note, dated as of November 14, 2007 (the “Promissory Note”). The Promissory Note is unsecured, bears interest at a rate of 4.39% compounded annually and must be repaid in full on or before November 14, 2014.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Promissory Note. The above description is qualified in its entirety by reference to the Promissory Note, a copy of which is included as Exhibit 10.10 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

Closing of the Share Exchange

On November  14, 2007, we closed the transactions contemplated by the Share Exchange Agreement and issued 45,000,000 shares of our Common Stock to the former security holders of Stratos in exchange for 999, or 99.9%, of the issued and outstanding shares of common stock of Stratos. Upon closing of the Share Exchange, we had 55,000,000 shares of Common Stock issued and outstanding as a result of the issuance of 45,000,000 shares of Common Stock to the former security holders of Stratos. The Share Exchange is deemed to be a reverse acquisition for accounting purposes. Stratos, the acquired entity, is regarded as the predecessor entity as of November 14, 2007.

Effective as of the closing of the Share Exchange, Kenneth P. Laurent, our former Chief Executive Officer, President and sole director, and Todd Laurent, our former Secretary and Treasurer, resigned from all of their positions with the Company and the following persons were appointed as our officers and directors:

Name	Position
Carlos Antonio Salas	Chief Executive Officer and Director
Luis Humberto Goyzueta	President and Director
Jorge Eduardo Aza	Chief Operating Officer
Julio Cesar Alonso	Chief Financial Officer and Treasurer
Gustavo Goyzueta	Secretary
Steven Magami	Chairman of the Board
Luis Francisco de las Casas	Director

Additional information concerning our officers and directors is set forth below.

Closing of the Private Placement

Immediately following the Share Exchange, we completed the Private Placement and issued an aggregate of 2,666,794 shares of Common Stock and warrants to purchase an aggregate of 1,333,396 shares of Common Stock. The aggregate gross proceeds raised by us in connection with the Private Placement was approximately $1.9 million. Each share of Common Stock was sold to investors at $0.70 per share. The warrants expire five (5) years from the date of issuance and are exercisable at $.75 per share, subject to adjustment in certain circumstances.

Closing of the Series A Private Placement

Immediately following the Share Exchange, we completed the Series A Private Placement and issued to MA Green 7,142,857 shares of Series A Preferred Stock and warrants to purchase 1,785,714 shares of Common Stock. The gross proceeds raised by us in connection with the Series A Private Placement was $5.0 million. Each share of Series A Preferred Stock was sold at $0.70 per share. The warrants expire five (5) years from the date of issuance and are exercisable at $.75 per share, subject to adjustment in certain circumstances. Our Chairman of the Board of Directors, Steven Magami, is the manager of MA Green.

Closing of the Bridge Financing

Immediately following the Share Exchange, we completed the Bridge Financing and issued an aggregate of approximately $3.0 million in convertible promissory notes and warrants to purchase an aggregate of 870,858 shares of Common Stock. The aggregate gross proceeds raised by us in connection with the Bridge Financing was approximately $3.0 million. The warrants will expire three (3) years from the date of issuance and are exercisable at $.75 per share, subject to adjustment in certain circumstances.

Summary of Closing of Financings

The Share Exchange, Private Placement, Series A Private Placement and the Bridge Financing were conducted in reliance upon exemptions from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), set forth in Section 4(2), Regulation D and/or Regulation S of the Securities Act and the rules and regulations promulgated thereunder.

Upon completion of the Share Exchange and after giving effect to the Private Placement, the Series A Private Placement and the Bridge Financing, the ownership of NDCI was approximately as follows (excluding, (i) the shares of Common Stock underlying the warrants issued to the investors in the Private Placement, (ii) the shares of Common Stock underlying the warrant issued to the investor in the Series A Private Placement, (iii) the shares of Common Stock underlying the outstanding convertible promissory notes issued to the bridge note holders in connection with the Bridge Financing, and (iv) the shares of Common Stock underlying the Bridge Warrants issued to the bridge note holders in connection with the Bridge Financing):

Percentage of
Ownership(1)

Old NDCI Stockholders	15.4%
Former Stratos Stockholders	69.4%
Private Placement Investors	4.1%
Series A Private Placement Investor	11.0%

(1) Based on 64,809,651 shares of capital stock issued and outstanding (assuming all 7,142,857 shares of Series A Preferred Stock are converted into Common Stock on a 1:1 basis).

The Share Exchange, Private Placement, Series A Private Placement and the Bridge Financing are more fully described in Item 1.01 above, which disclosures are incorporated herein by reference. A copy of the press release announcing the closing of the Share Exchange and completion of the Private Placement, Series A Private Placement and the Bridge Financing is attached hereto as Exhibit 99.3.

BUSINESS

Corporate History and Overview

Business Prior to the Share Exchange

NDCI was incorporated in Nevada on September 9, 2005. Prior to the closing of the Share Exchange, we were a non-operating public shell that previously was attempting to establish a base of operations in the custom cabinetry and furniture industry as a builder of specialty, custom designed cabinets and wine racks. From inception to the closing of the Share Exchange, we had limited operations and generated a total of $61,900 in revenues from the sale of wine rack “kits” and the oversight of various construction activities.

Business Subsequent to the Share Exchange

Stratos is a Peruvian corporation that was incorporated on February 27, 2007. To date, Stratos has had limited operations. Upon consummation of the Share Exchange, we commenced executing the business plan of Stratos, which involves the production, processing and distribution of sugarcane ethanol in Peru. Ethanol is a renewable energy source that provides significant economic and environmental benefits when mixed with gasoline and used as motor fuel.

Our Business Plan Following the Share Exchange

Upon consummation of the Share Exchange, we commenced our business plan to develop ethanol and sugar products in Peru through the cultivation, harvesting and processing of sugarcane in low cost growing locations.

Our business plan consists of two phases. Phase I will primarily be focused on establishing our initial ethanol production facilities and infrastructure. Phase II will primarily be focused on expanding our operations in strategic locations.

Phase I

Phase I of our initial business plan is comprised of five components:

•	Mill and distillery acquisition, expansion and modification;

•	Seedling production;

•	Compost production;

•	Land sourcing; and

•	Conducting feasibility studies and generating a business plan for Phase II.

Mill and distillery acquisition, expansion and modification

On October 18, 2007, Stratos entered into an asset purchase agreement, pursuant to which Stratos acquired certain assets and rights relating to the Estrella del Norte sugar mill located in the province of Chepen, Peru. Stratos paid a total of approximately $4.5 million plus a value added tax of 19% to acquire the mill. The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the asset purchase agreement. The above description is qualified in its entirety by reference to the asset purchase agreement and the amendment thereto and the escrow agreement entered into in connection with the transaction, and the amendment thereto, copies of which can are included as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

We plan to relocate the mill and to acquire and install a distillery unit to adjoin the mill for the production of ethanol. Additionally, we plan to upgrade the mill’s capacity to crush sugarcane from 500 tons of sugarcane a day to 700 tons of sugarcane a day. We estimate that we will need a total of $3.5 million in investment and working capital to expand the mill, acquire the distillery and conduct operations at the mill and distillery through the fourth quarter of 2008.

After modifying and expanding the Estrella del Norte facilities, we plan to use 50% of its capacity to produce raw sugar to be sold in the local wholesale markets, and 50% of its capacity to produce an estimated 12.9 million liters of ethanol a year. We expect that approximately 22% of our total revenues generated by the facilities will come from the sale of raw sugar and 82% of our revenues will come from the sale of ethanol. In total, once the expansion and modification of the facilities is complete, we project that our annual expenses from operation will be approximately $8.4 million and our annual revenues will be approximately $11.2 million.

Seedling production

The second component of Phase I will be to establish a high quality seedling production program to supply our planned intensive planting program scheduled to commence during Phase II of our business strategy. We intend to lease a 500 hectare plot of land in the Piura Region, which we believe is an ideal location with respect to its climate and surrounding environment, to establish a sugarcane seedling nursery. We estimate that the total costs of our seedling production program will be approximately $7.0 million through the fourth quarter of 2008.

Compost Production

In addition to establishing a seedling production program in Phase I, we also intend to implement an organic fertilizer production program to support our planned intensive planting program scheduled to commence during Phase II. We anticipate that our compost production program will begin in the second quarter of 2008. We estimate that the total costs of our compost production program will be approximately $7.0 million through the fourth quarter of 2008.

Land Sourcing

The fourth component of Phase I will be to acquire and secure options to acquire land for sugarcane production from three potential sources: small and medium private land lots; peasant community land lots; and state owned land lots. The most important factors in locating land suitable for sugarcane production are water supply, soil composition, climate, distance from the mill and access to roads and other services. We estimate that the total costs in connection with land sourcing will be approximately $20.0 million.

Conducting feasibility studies and generating a business plan for Phase II

The final component of Phase I will initially involve hiring a consultant to conduct a feasibility study based on the information provided by our land sourcing efforts. The study will focus on generating cost estimates and designs based on analyzing the climactic, water, soil, topography and irrigation characteristics of the properties identified by our land sourcing team. Following the completion of the feasibility study, we will create a comprehensive business plan for Phase II consisting of an overview of the industry, a market analysis, competitive analysis, marketing plan, management plan and financial plan. We estimate that the total costs in connection with conducting the feasibility study and generating the business plan will be approximately $2.0 million.

Our goal is to have all of the components of Phase I completed by late 2008 so that we can begin executing Phase II by the end of 2008. We estimate that the total cost of Phase I will be approximately $50.0 million.

Phase II

Phase II of our business plan will consist of our expansion in four strategic locations along the northern Peruvian coast and the cultivation of our own sugarcane supplies to be used for production. In connection with Phase II, we anticipate raising and investing up to an additional $420.0 million in order to obtain the rights to an additional 49,000 hectares of land suitable for growing sugarcane, and acquire and operate a total of four mills with attached ethanol distilleries, with expandable capacities. By the end of 2014, it is our goal to able to process a total of 22,000 tons of sugarcane per day and produce approximately 581 million liters of anhydrous ethanol annually.

We expect to initiate Phase II during the fourth quarter of 2008 and acquire the land we will use for production incrementally over a five year period. The mill and distilleries we plan to establish in Phase II will be located in regions that we have selected based on extensive research of agroclimatic conditions, basic services, logistic supplies and the social environment in the surrounding areas. We plan to establish the four locations in two stages.

Stage One – Chepen and Morrope

During the first stage, we plan to acquire 6,000 hectares of land around the Chepen Valley and 22,500 hectares of land in Morrope. We estimate that the total cost for stage one will be approximately $230.0 million, consisting of $80.0 million in costs related to field installation and the development of an infrastructure, and $150.0 million in costs related to the construction of production facilities. We plan to fund the costs of stage one from $55.0 million of equity financing and $175.0 million of project debt financing.

Stage Two – Casma and Chulucanas

During stage two, which we expect will begin in 2009, we plan to acquire 6,500 hectares of land in Casma and 14,000 hectares of land in Chulucanas. We estimate that the total cost for stage two will be approximately $190.0 million, consisting of $60.0 million in costs related to field installation and the development of an infrastructure, and $130.0 million in costs related to the construction of production facilities. We plan to fund the costs of stage two from $45.0 million of cash generated from operations and $145.0 million of project debt financing.

Ethanol

Overview

Ethanol, or ethyl alcohol, is a clear, colorless and flammable organic chemical compound that can be used as a source of “clean” and renewable energy when blended with gasoline. Ethanol causes gasoline to burn more thoroughly, thereby improving combustion and reducing the amount of tailpipe carbon monoxide emissions. The amount of harmful exhaust emissions that are produced when gasoline is burned is inversely related to the amount of ethanol that is blended in the gasoline. Thus, as the proportional content of ethanol in a gasoline blend is increased, the relative amount of harmful exhaust emissions that is produced when the gasoline is burned decreases.

Ethanol blends can be used in almost all gasoline engines without costly modifications. Ethanol is dispensed in service stations worldwide (5% content ethanol blends in the European Union (“EU”) and 10% ethanol content blends in the United States) with almost no reported incompatibility with vehicles that have unmodified conventional engines.

The use of ethanol has been reported to have numerous significant long-term environmental benefits, including the following:

•	Ethanol is a renewable fuel made from plants;

•	Ethanol is not a fossil-fuel, and therefore, burning it does not increase the greenhouse effect;

•	Ethanol can be used to increase octane at low cost as an alternative to harmful fuel additives;

•	As an octane enhancer, ethanol is reported to reduce emissions of cancer-causing benzene and butadiene;

•	Ethanol is biodegradable without harmful effects on the environment;

•	Ethanol’s high oxygen content reduces carbon monoxide levels more than any other oxygenate, by up to 25-30%, according to the U.S. Environmental Protection Agency;

•	Ethanol is reported to reduce net carbon dioxide emissions;

•	Ethanol blends are reported to reduce emissions of hydrocarbons, a large contributor to the depletion of the ozone layer;

•	High-level ethanol blends are reported to reduce nitrogen oxide emissions;

•	High-level ethanol blends are reported to reduce emissions of volatile organic compounds, or VOC’s, a major sources of ground-level ozone formation; and

•	Sulphur dioxide and particulate matter emissions decrease through the use of ethanol.

Ethanol can be produced from a variety of raw materials, or feedstocks, and processes. There are two general types of ethanol, synthetic ethanol, which is derived from crude oil or gas and coal, and bioethanol, which is distilled from grains, molasses, fruit, cellulose, sugarcane juice and from numerous other natural sources. Regardless of the production process, synthetic ethanol and bioethanol are chemically identical.

Ethanol as a gasoline additive

Oxygen causes gasoline to burn more completely. Ethanol, when added to gasoline, serves as an oxygenate that improves fuel combustion and reduces tailpipe emissions. Because ethanol contains 35% oxygen, it requires approximately twice the amount of the fuel additive MTBE (methyl tertiary-butyl ether) to achieve the same oxygenation as ethanol. Thus, gasoline blended with ethanol produces fewer emissions than gasoline blended with MTBE. Additionally, since it was discovered that MTBE contributes to groundwater contamination, MTBE has been phased out in 17 states in the United States, thereby increasing the demand for alternative means of increasing octane levels. Blending high octane content ethanol with lower grade gasoline can increase the overall octane rating of gasoline, allowing it to be sold as a higher octane premium blend.

Blending ethanol with gasoline also increases the volume of available fuel and may help to alleviate potential shortages of refined products. A new oil refinery has not been built in the United States in the past 30 years and with gasoline demand forecasted to increase by 1.5% per annum from the current volume of approximately 140 billion gallons per year, we believe that the United States will become increasingly dependent on not only crude oil imports, but also on imports of refined petroleum products (e.g., gasoline, to meet domestic consumption needs). The use of ethanol may help to reduce the need to import both crude oil and refined petroleum products.

The Ethanol Market

Demand

World consumption of fuel ethanol reached 41.9 billion liters in 2006.

Graph 1: Historical World Ethanol Consumption, 1998-2005
(Billion liters)

By 2030, the consumption of fuel ethanol is projected to reach 272 billion liters, resulting in the displacement of 10% of the forecasted demand of gasoline consumption (displacement of 191 billion liters as compared to an estimated consumption of 1,924 billion liters).

Graph 2: Estimated Consumption of Fuel Ethanol, 2006-2030

The interest in biofuels has increased primarily due to environmental, geo-political and economic factors, including initiatives by countries to develop new markets for agricultural products. The increase in demand for ethanol largely has been driven by tax incentives and blending mandates, which are regulatory directives requiring a minimum level of ethanol content in gasoline. Blending mandates allow governments to bring biofuels into the market without providing subsidies or tax credits for ethanol use.

Table 1: Regulatory Mandates will spur Ethanol Demand

Brazil	Gasoline required to include 20-25% ethanol
Peru	Until 2010, up to 7.8% of gasoline must be ethanol
U.S.	Government energy policies will create a market for approximately 7 billion gallons of renewable fuel by 2012
Canada	Until 2010, up to 7.5% of gasoline must be ethanol
EU	2% of fuel must be renewable, increasing to 5.75% by 2010
China	Five districts require the addition of 10% ethanol to gasoline
Japan	Requires gasoline to be 3% ethanol, increasing to 10% by 2010

Source: Food and Agricultural Policy Research Institute, 2007.

In 2005 and 2006, several countries increased biofuel usage targets and mandates. By the end of 2006, biofuel blending mandates existed at the national level in ten countries and at the regional and state level in four countries. Countries with mandates at the national level include Brazil, Peru, Colombia, Germany, France, Malaysia, Philippines, Thailand, the United States (under the Federal Renewable Fuel Standard) and the Dominican Republic. Countries with regional mandates include India (nine states plus four federal territories), China (nine provinces and certain cities), Canada (the provinces of Saskatchewan and Ontario) and the United States (Hawaii, Minnesota, Montana, Washington and Wisconsin).

In the short to mid-term future, we believe that worldwide fuel ethanol consumption will increase as a result of additional blending mandates prompted by the rapidly growing fleet of flexible fuel vehicles, which are vehicles that can efficiently use different sources of fuel. Projections of fuel ethanol use are summarized in Table 2 below (Table 2 includes two alternative scenarios for the United States, based upon estimated targets of, respectively, 55.3 and 227 billion liters, by 2030).

Table 2: Targets/Estimates on Fuel Ethanol Consumption

Country/ Region	Value/when	Comment
U.S.	27 billion liters by 2012	Target of 28.4 billion liters of biofuels defined by the Energy Policy Act
	55.3 billion liters by 2030	Estimated by U.S. DOE (EIA, 2006)
	227 billion liters by 2030	Possible mandate by 2030

EU	2.5% by 2010	Estimate
	17.5% by 2020	EU target defined in January 2007
	20.0% by 2030	Estimate

Japan	10%[1] 2015 onwards	Estimate

China	2.5 billion liters by 2010	Production targets on fuel ethanol
	12.6 billion liters by 2020	Production targets on fuel ethanol
	10%[1] by 2020	Target defined by the Chinese government

Rest of World	1%[2] by 2010, 10%[1] by 2020	Estimate

Source: FO Licht’s, World Ethanol & Biofuels Report, 2006
1 10% ethanol blending mandate
2 1% ethanol blending mandate

Supply

In 2006, world production of fuel ethanol reached 33 billion liters, representing approximately 70% of worlds total ethanol production. The United States is now the world’s largest producer of fuel ethanol, surpassing Brazil, which historically has dominated fuel ethanol production.

Graph 3: Historic Ethanol Production in Brazil, EU and the U.S.
(1975-2006)

Source: F.O. Licht’s World Ethanol and Biofuels Report

The primary feedstocks which are used for fuel ethanol production vary from country to country. Brazil produces fuel ethanol primarily from sugarcane, the United States and China use corn as the primary feedstock, and in India, ethanol is produced mainly from molasses (a co-product in the manufacturing sugar industry).

Graph 4: Estimated Fuel Ethanol Production Capacity
(conventional technologies)

Source: F.O. Licht’s World Ethanol and Biofuels Report

World net trade in ethanol increased by 46.1% in 2006 over 2005, followed by a decline in 2007 of 32.3%. As demand for ethanol increases in the future, world net trade is expected to increase 26.4% to reach nearly 1.3 billion gallons by 2016. However, as there is a clear trend of countries becoming self sufficient in the ethanol markets, world export growth rates are expected to decrease even though supply and demand growth rates continue to increase.

The main exporters of fuel ethanol in 2006 were Brazil (33.9%) and South Africa (10%).

Graph 5: Ethanol Main Exporters -2006

Source: Food and Agriculture Policy Research Institute, 2007

The main importers in 2006 were the EU (39.2%) and the United States (18.5%).

Graph 6: Ethanol Main Importers - 2006

Source: Food and Agriculture Policy Research Institute, 2007.

Market analysts forecast that world net imports will decrease by 2016 by approximately 52% as a result of production capacity growing more rapidly than demand.

Ethanol Prices

Typically, ethanol is sold under six to twelve month contracts between ethanol producers and petroleum companies. Although many of these contracts are fixed price, some of the contracts are pegged to a gasoline benchmark. To a lesser extent, ethanol is also sold on the spot market, where prices fluctuate daily according to market conditions.

The average world price for ethanol increased approximately 22.5% in 2006, to $1.80 per gallon. As the growth in ethanol production outpaces the growth in consumption, the average price of ethanol is forecasted to begin a downward trend to reach $1.35 per gallon by 2016. However, the accuracy of such forecasts is questionable, considering the fact that although the average price of ethanol was projected to be $1.50 per gallon throughout 2007, the average price in 2007 has remained as high as $1.80 per gallon.

Graph 7: Ethanol Historical Prices, 1984-2006
(US$ per Gallon)

Source: Food and Agriculture Policy Research Institute

While ethanol prices stabilized in early 2006, the recent decline in ethanol prices (United States average rack price was $2.32 per gallon on December 6, 2006, 42% below the $3.98 peak on July 3, 2006, but 37% above the $1.69 price on October 3, 2006) has sparked concern in the industry of market overcapitalization in infrastructure investments as new plant sites are being built nearby competitive projects. Given that ethanol prices rebounded approximately 37% from October to December 2006, we do not believe that excess supply will cause ethanol prices to experience steep reductions. However, we expect that ethanol prices will continue to be subjected to downward pressures going forward with the current rate of capacity expansion.

Table 3: Ethanol Estimated Prices, 2007-2016
(US$ per Gallon)

Year	World Ethanol Price (Brazilian Anhydrous Price)
2007	1.50
2008	1.57
2009	1.55
2010	1.50
2011	1.47
2012	1.43
2013	1.40
2014	1.38
2015	1.36
2016	1.35

Source: Food and Agriculture Policy Research Institute.

The price of ethanol is a function that is driven, in large part, by the price of gasoline, plus or minus a premium reflecting ethanol’s own surplus or deficit to required demand. The average ethanol premium to gasoline over the past five years has been minimal (after adjusting for applicable tax credits in the United States). We believe that the current premium for ethanol is a function of the strong demand of ethanol, which will likely dissipate over the next twelve to eighteen months, and turn into a discount to gasoline during the capacity expansion period in order to secure off-take of the product.

Over the past five years, the average United States ethanol premium to wholesale gasoline averaged $0.43 per gallon. During this period, United States ethanol consumption rose from 2.1 billion gallons a year to 5.4 billion gallons a year, primarily due to the decreased use of MTBE as an additive and also because of increasingly stringent environment requirements. As noted in Table 4 below, ethanol is expected to trade at an estimated $0.25 tax-adjusted discount to gasoline beginning in 2008, reflecting the anticipated surplus of ethanol production over ethanol’s natural demand as a finishing agent.

Table 4: Ethanol Rack Prices, 2005-2010

	2005	2006	2007	2008	2009	2010
Implied wholesale gasoline $/gal	1.63	1.86	1.77	1.73	1.70	1.70
Blending tax credit $/gal	0.51	0.51	0.51	0.51	0.51	0.51
Ethanol premium/(discount) $/gal	(0.33)	0.15	(0.09)	(0.25)	(0.22)	(0.33)
Rack price of ethanol $/gal	1.80	2.52	2.20	1.98	1.99	1.88
Rack price of ethanol $/litre	0.47	0.66	0.66	0.52	0.53	0.50

In addition, there is a strong correlation between fossil oil, sugar and the ethanol markets. The prices of oil, ethanol and sugar are characterized by complex interactions, which can result in significant sugar price volatility. Increases in oil prices contribute to make ethanol more competitive against gasoline. If increases in oil prices are strong enough to drive ethanol production up, then more sugarcane resources will be shifted away from sugar production, which will become scarcer and more valuable.

The Ethanol Industry

Bioethanol is part of the “modem biomass” based sources of energy, which have a less severe impact on the environment than conventional gasoline or other petroleum derived additives. Moreover, sugarcane ethanol has been promoted as having an industrial positive net energy balance, which means that the energy contained in a ton of sugarcane ethanol is greater than the energy required to produce it. There are a number of factors that determine the economic viability of ethanol production, including the choice of raw material feedstock, land availability, socioeconomic frameworks, consumer trends and new technology.

Feedstock

Feedstock accounts for 70 to 80% of overall ethanol production costs. Feedstock costs are a function of land availability and field production costs, crop productivity, fermentable sugars/sucrose content (in case of sugar crops) and industrial conversion ratios.

Currently, approximately 61% of the world’s ethanol supply is being produced from sugar crops, primarily from sugar beets, sugarcane and molasses, while the remainder is produced from grains, primarily maize or corn. Although there are several different metrics which can be used to analyze the choice of feedstock, we believe that the lowest gross feedstock costs, per liter of fuel ethanol produced, are currently achieved by sugarcane grown in the central and southern regions of Brazil. Due to the geography, climate and other conditions in Peru, we believe that Peru will be able to surpass the yields achieved in Brazil at lower gross feedstock costs.

Profitable feedstock production is also dependent, in part, upon obtaining a reliable permanent source of raw material. Most of the profitable sugar based ethanol businesses worldwide are based on integrated plantation models that are able to provide feedstock at half the market price demanded from third party growers.

Graph 8: Ethanol Production Costs without Subsidies

Source: O. Henniges and J. Zeddies, in F.O. Licht’s World Ethanol and Biofuels Report, Vol. 3, No. II

Land availability

Land is the primary competitive factor in the sugarcane based ethanol business. Agricultural feedstocks for the ethanol industry must compete for land with crop production for other purposes, such as for food and animal feed, and supplies are likely to be limited. Furthermore, locations with climatic conditions that are suitable to grow sugarcane are scarce.

Socioeconomic frameworks

One of the key drivers of biofuel development throughout the world has been the increase in rural economic development opportunities that biofuel production facilitates. Compared to other sources of energy, the production of ethanol is more labor intensive, thus, creating more jobs. It has been estimated that, in Brazil, 2,333 jobs are created for every one million tons of sugarcane harvested (which produces 80 million liters of ethanol). Further, sugar based ethanol production also provides an opportunity for countries that have existing sugar industries to produce a higher value-added product, ethanol, rather than relying exclusively on the volatile sugar commodity market.

Consumer trends

The International Energy Agency has estimated that recent policy initiatives, if fully implemented, could result in biofuels (mainly ethanol) displacing up to 5% of the worldwide motor gasoline use by 2010. In OECD (Organization for Economic Co-operation and Development) regions, most of this production would likely be from conventional ethanol produced from grain feedstocks, such as corn and wheat. While ethanol produced from grain feedstocks can provide important benefits, production costs using corn and wheat are generally high and reductions in fossil energy use and CO2 emissions are modest. Ethanol production in the southern hemisphere (Brazil and Peru) primarily utilizes sugar crops, which are more efficient in reducing greenhouse gas emissions.

Graph 9: Biofuel Cost per Ton GHG Reduction

New technologies

The increasing use and demand for ethanol is also an incentive to promote advances in biotechnology, particularly in the biomass-to-ethanol sector. New technologies in sugarcane production, such as precision agriculture, energy efficient irrigation systems, genetically modified seeds and integrated harvesting and transport systems, could be adopted to lower sugarcane and sugar beet production costs. In addition, advanced processing technologies, such as increased use of industrial automation, new separation processes, higher sucrose recovery and higher fermentation productivity, could be adopted to lower the processing costs of converting sugarcane into ethanol.

The Ethanol Production Process

Technologically, the process of producing ethanol from sugar is simpler than converting corn into ethanol. Converting corn into ethanol requires additional cooking and the application of enzymes, whereas the conversion of sugar primarily requires only a yeast fermentation process and the removal of water. The energy requirement for converting sugar into ethanol is about half that for corn.

The sugarcane ethanol production process begins with cultivating and harvesting sugarcane at a cane field. The cane is then processed at a sugar mill, where the cane stalks are shredded and crushed to extract the cane juice. The byproducts of the juice extraction process are cane molasses and bagasse. Sugarcane molasses is used in the production of alcohol beverages, fuel alcohol and for direct human consumption. Bagasse can be used to produce steam and generate electricity within the plant. Excess electricity produced can be sold to utility grids.

After sugarcane juice is extracted at the mill, it is then transformed into alcohol at a distillery through a fermentation process using yeasts as the catalyst. The fermentation process takes four to twelve hours and generates a significant amount of CO2 and heat. Fermentation can be conducted in batch or continuously, using open or closed fermentation tanks. Cooling is applied to maintain the resulting fermented wine mixture. Much of the CO2 that is generated during the fermentation process can be captured and converted into marketable products, such as dry ice, liquid CO2 for soft drinks, fire-fighting foams, filtration products and various industrial uses.

After fermentation, the ethanol is distilled from other byproducts, resulting in a level of purity of approximately 95%. This mixture is often referred to as “hydrous ethanol” because it contains 5% water. Hydrous ethanol can be commercially used, but cannot be blended with gasoline. An additional reactant, such as cyclohexane, is needed in order to dehydrate the ethanol, by forming a tertiary azeotropic mixture with water and alcohol. Anhydrous ethanol is nearly 100% pure and can be blended with gasoline.

Sugarcane is bulky and relatively expensive to transport and must be processed as soon as possible to minimize sucrose deterioration. In order to save costs, ethanol is often produced near a sugarcane field at a sugarcane mill with an adjoining distillery plant.

Governmental Regulation

Our business is subject to extensive and frequently changing governmental laws and regulations. These laws may impact our existing and proposed business operations by imposing:

•	Restrictions on our existing and proposed business operations and the need to install enhanced or additional controls;

•	The need to obtain and comply with permits and authorizations;

•	Liability for exceeding applicable permit limits or legal requirements; and

•	Specifications for the ethanol we market and produce.

Some of the governmental regulations that affect us are helpful to our ethanol production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends. At the end of 2006, thirteen countries had ethanol blending mandates at the federal or regional level, requiring that gasoline contain a minimum percentage of ethanol content. In the near future, blending mandates are expected to be implemented by additional countries and increased by those countries that currently impose blending mandates.

Environmental Compliance

The cost of compliance with environmental and safety regulations in Peru is relatively insignificant. Our proposed facilities will not produce any effluents or have any smoke stacks. With regards to safety, all equipment must be fire proof and explosion proof. In addition, modern fire suppression systems must be installed in order to be eligible for insurance and to protect the safety of all employees.

Distribution

On September 19, 2007, Stratos entered into a five year agreement with Petrox S.A.C., a Peruvian fuel distributor, to sell 10,000 gallons of ethanol per day at a fixed price of $2.00 per gallon.

Customers

We anticipate that our major customers will be HERCO, PECSA and Ocean Marine.

Research and Development

Our research and development expenditures will be focused primarily on the efficient production of sugarcane based fuel ethanol. During Phase I of our business plan, we expect to incur significant costs in implementing our seedling and compost programs and identifying and analyzing land sources for sugarcane production. We anticipate incurring approximately $34.0 million in connection with these activities through the fourth quarter of 2008.

Intellectual Property

We do not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights, other than name reservations reserving the name “Stratos Renewables Corporation” in the States of Delaware and Nevada and common law trademark rights to such corporate name. In the near future, we anticipate making certain trademark filings in the United States and in Peru. We do not believe that any segment of our business are dependent upon any single or group of intellectual properties.

Competition

We face significant competition in the motor fuel and ethanol industries. Competition in these markets is based principally on price, quality, government regulations and consumer trends. Many of our competitors have longer operating histories and significantly more resources than we do.

Suppliers

During Phase I, we will purchase 100% of the sugarcane to be used at the Estrella del Norte mill and distillery from third party growers. During Phase II, we expect to grow and cultivate 90% of the sugarcane needed for production..

Employees

As of November 14, 2007, we have a workforce of approximately ten employees, consisting of eight full-time and two part-time employees.

Additional Information

We are a public company and file annual, quarterly and special reports and other information with the SEC. We are not required to, and do not intend to, deliver an annual report to security holders. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our filings are also available, at no charge, to the public at http://www.sec.gov.

RISK FACTORS

In addition to other information in this Current Report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

Risks Related to our Business

Stratos has no operating history on which to base an evaluation of its business.

Stratos is a recently incorporated development stage company with no operating results to date. As Stratos has no operating history, it is difficult to evaluate its financial performance as of the date of this Current Report. Initially, we anticipate that we will incur increased operating costs without realizing any revenues until the expansion and modification of the Estrella del Norte sugar mill, including the addition of a distillery unit, is complete. In addition, in the near future, we will start our seedling production program, compost production program and land sourcing program. We anticipate that a total of $50.0 million will be required during Phase I, which is expected to be completed by the fourth quarter of 2008. There can be no assurance that we will be able to complete the expansion or modification of the mill or any of the programs of Phase I by the fourth quarter of 2008, if ever. The failure to timely complete the components of Phase I would materially and adversely affect our ability to achieve any revenues.

Additionally, we will need up to an additional $420.0 million in order to complete Phase II of our operations, which is expected to begin in the fourth quarter of 2008 and continue through 2014. There can be no assurance that we will be able to raise the additional funds we need to complete Phase II or that we will be able to begin any of the component programs of Phase II on a timely basis, if ever. The failure to raise these additional funds or to timely commence and complete Phase II would materially adversely affect our business, results of operations and financial condition.

The fact that Stratos has not earned any revenues since inception raises substantial doubt about our ability to continue as a going concern.

Stratos has not generated any revenues since its inception and we will continue to incur operating expenses without generating revenues until the expansion and modification of the Estrella del Norte facilities is completed. As a result, we may need to obtain additional financing in order to develop and continue operations. There can be no assurance that we will be able to obtain the financing we require, or obtain such financing on terms that are commercially viable for us. These circumstances raise substantial doubt about our ability to continue as a going concern.

Additionally, we may incur significant losses for the foreseeable future. We recognize that if we are unable to generate significant revenues from the Estrella del Norte facilities, we will not be able to earn profits or continue operations. Upon consummation of the Share Exchange, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. There is no assurance that we will be successful in addressing these risks and uncertainties. Our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We will require a significant amount of additional funding to execute our business plan. Additional funding may not be available, or if available, it may not be offered to us on agreeable terms.

We will require a significant amount of additional capital in the future to sufficiently fund our operations. We may not be able to obtain additional capital on terms favorable to us or at all. We expect to increase our operating expenses over the coming years. We estimate that Phase I of our business plan, which is currently in effect, will cost a total of approximately $50.0 million. Furthermore, we estimate that will need up to an additional $420.0 million to fund our expansion during the course of Phase II of our operations, which is set to commence during the fourth quarter of 2008 and continue for five years thereafter.

Financing may not be available on terms acceptable to us or our investors, and may be available only on terms that would negatively affect the existing stockholders. If adequate funds are not available, we likely will not be successful in executing our business plan as anticipated and, as a result, we may be forced to cease operations and liquidate, in which case investors may not be able to receive any return of their invested capital.

We cannot be certain that additional financing will not be needed beyond our current and projected needs or will be available when required and, if available, that it will be on terms satisfactory to us. Future financings may be dilutive to existing stockholders. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet our funding requirements, this would adversely affect our anticipated results of operations and financial condition

Our future growth is dependent upon developing successful relationships with existing sugarcane growers and establishing our own sugarcane supplies. If we are unable to develop and maintain such relationships or develop our own supplies, our future business prospects could be significantly limited.

Our future growth will be dependent initially on our ability to establish reliable sources of sugarcane for the operation of the Estrella del Norte sugar mill, and going forward, on our ability to develop our own supplies of sugarcane. We must be successful in establishing sugarcane supply relationships with local growers and there is no assurance that we will be able to enter into such relationships for sufficient amounts of sugarcane. Additionally, we must be successful in establishing seedling, compost and land sourcing programs in order to allow us to develop a consistent, reliable and cost-effective long-term supply of sugarcane. The failure to either establish or develop supply relationships for sugarcane with local growers or to establish successful seedling, compost and land sourcing programs may materially adversely affect our business, results of operations and financial condition.

There are risks associated with conducting our business operations in Peru, including political and social unrest.

Most of our operations, including the Estrella del Norte facilities, along with the land we propose to acquire on which to grow our sugarcane supplies, are located in Peru. Although we believe that conducting operations in Peru will provide us with significant competitive advantages, we will also be subject to risks not typically associated with ownership of United States companies, and therefore, should be considered more speculative than investments in the United States. Peru is a developing country that has experienced political, social and economic difficulties over the last several years. Our operations could be affected in varying degrees by political instability, social unrest and changes in government regulation relating to foreign investment and the biofuel industry. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, fluctuations in currency rates and high inflation. In addition, Peru has, from time to time in the past, nationalized private businesses. There can be no assurance that the Peruvian government will not nationalize our business and our assets in the future. Our operations could be adversely affected by continued political, social and economic unrest in Peru.

We depend on key service providers for assistance and expertise and any failure or loss of these relationships could delay our operations, increase our expenses and hinder our success.

We must establish and maintain relationships with several key providers for contracting, consulting and other services. Initially, we will need to secure contracts for labor and materials in relation to the expansion and modification of the Estrella del Norte facilities. Upon completion of the expansion and modification of the Estrella del Norte facilities, we will need to secure transportation and utility services, ensure that we are in environmental compliance, obtain required permits, contract for sugarcane supplies and, eventually, market our bioethanol. If we should fail to maintain our relationship with any of these key providers, or if any of these providers should fail to perform, we would be forced to locate and retain alternative providers. As a consequence, due to the critical nature of these services, the commencement, and continuation, of our operations could be very seriously delayed, our start-up expenses could be significantly increased and our business could be greatly harmed, even to the point of failure of our Company.

There are several agreements and relationships that remain to be negotiated, executed and implemented which will have a critical impact on our operations, expenses and profitability.

There are several agreements, documents and relationships that remain to be negotiated, executed and implemented before we can commence operations. In some cases, the parties with whom we would need to establish a relationship have yet to be identified. Examples include agreements for equity financing, an executed contract to acquire and install the distillery unit and agreements with numerous consultants. Our expectations regarding the likely terms of these agreements and relationships could vary greatly from the terms of any agreement or relationship that may eventually be executed or established. If we are unable to enter into these agreements or relationships on satisfactory terms, or if revisions or amendments to existing terms become necessary, the consummation of the expansion and modification of the Estrella del Norte facilities and the commencement of our operations could be delayed. As a result, our expenses could increase, our profitability could be adversely affected and the value of your investment could decline.

The cost of the expansion and modification of the Estrella del Norte facilities could increase and, if an increase occurs, we may not have the resources to complete the expansion and modification of the facilities.

Our preliminary budget contemplates that the expansion and modification of the Estrella del Norte facilities will cost approximately $9.0 million. Our financial plan is based on this estimated cost, plus the cost of other site improvements, capital expenditures, start-up and development costs and reserves estimated to be approximately $41.0 million, resulting in total estimated remaining capital requirements during Phase I of $50.0 million. If the cost to expand and modify the Estrella del Norte facilities or other costs increase due to economic factors, design modifications, construction delays or cost overruns, the total cost of our project and the capital required could increase, perhaps significantly. In such an event, our profitability and ultimately the financial condition of our Company will be adversely affected.

Delays due to weather, labor or material shortages, permitting or zoning delays, or opposition from local groups, may hinder our ability to timely commence operations.

Our construction timetable, which we believe to be reasonable, assumes the commencement of the expansion and modification of the Estrella del Norte facilities in November 2007 and startup of operations in the fourth quarter of 2008. Our schedule depends upon several assumptions, many of which, are beyond our control. We could incur delays in the acquisition and installation of the distillery unit due to permitting, adverse weather conditions, labor or material shortages, defects in materials or workmanship or other causes. In addition, the availability of financing, changes in interest rates or the credit environment or changes in political administrations at the federal, provincial or municipal level that result in policy changes towards biofuel or our facilities could result in delays in our timetable for construction and commencement of operations. Any such delays will adversely affect our ability to commence operations and generate revenue.

Defects in the construction or performance of our ethanol production facilities could result in a reduction in our revenues and profitability and in the value of your investment in our Company.

We anticipate that the distillery unit will come with warranties with respect to materials and workmanship and assurances that the facilities will operate at design capacity. However, defects in the construction or performance of the facilities could occur and there is no assurance that we will be able to correct any problems that do in fact occur. If our facilities do not perform at or above design specifications, we may not be able compete in a competitive marketplace. If defects delay the construction or hinder the operations of the facilities, our operations, revenues, profitability and the value of your investment in our Company could be materially adversely affected. If defects require a lengthy or permanent discontinuance of production, your investment could be reduced to very little or no value.

Our business is subject to comprehensive government regulation and any change in such regulation may have a material adverse effect on our Company.

There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Peru or any other jurisdiction, will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of our Company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on our Company. Any or all of these situations may have a negative impact on our operations.

Risks Related to our Company

We plan to grow very rapidly, which will place strains on our management team and other company resources.

We plan to grow and expand our operations at a rapid pace. This growth will place a significant strain on our management systems and resources. We will not be able to implement our business strategy in a rapidly evolving market without effective planning and management processes. We have a short operating history and have not implemented sophisticated managerial, operational and financial systems and controls. We will be required to manage multiple relationships with various strategic partners, including suppliers, distributors, and other third parties. In order to manage the expected growth of our operations and personnel, we will be required to significantly improve or replace existing managerial, financial and operational systems, procedures and controls, and to expand, train and manage our growing employee base. We will be required to expand our finance, administrative and operations staff. We may be unable to complete, in a timely manner, the improvements to our systems, procedures and controls necessary to support our future operations, management may be unable to hire, train, retain, motivate and manage required personnel and our management may be unable to successfully identify, manage and exploit existing and potential market opportunities. As a result, our business and financial condition may be adversely affected.

Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

We are highly dependent upon our management personnel such as Carlos Antonio Salas and Luis Humberto Goyzueta because of their experience in the alternative energy industry and specifically with bioethanol and related products. The loss of the services of one or more of these individuals may impair management's ability to operate our Company. We do not anticipate purchasing key man insurance for any of our management or employees, which insurance would provide us with insurance proceeds in the event of their death. Without key man insurance, we may not have the financial resources to develop or maintain our business until we could replace the individual or to replace any business lost by the death of that person. The competition for qualified personnel in the markets in which we operate is intense. In addition, in order to manage growth effectively, we must implement management systems and recruit and train new employees. We may not be able to attract and retain the necessary qualified personnel. If we are unable to retain or to hire qualified personnel as required, we may not be able to adequately manage and implement our business.

The past activities of NDCI prior to the Share Exchange, may lead to future liability for the combined companies.

Prior to the Share Exchange, we were engaged in businesses and were managed by parties unrelated to that of our current operations. Any liabilities relating to such prior business, including any liabilities arising out of our limited residential construction operations, may have a material adverse effect on us.

If our internal control over financial reporting and disclosure controls and procedures are not effective, we cannot provide reliable financial information.

Prior to the Share Exchange, Stratos, as a private company, had not been required to maintain disclosure controls and procedures or internal control over financial reporting, which is required for public companies by the United States securities laws. Further, although NDCI, as a public company, has been subject to such securities laws, our disclosure controls and procedures have been deemed to be ineffective and a material weakness was identified with respect to our internal control over financial reporting. These deficiencies consisted primarily of inadequate staffing and supervision that could lead to the untimely identification and resolution of accounting and disclosure matters and failure to perform timely and effective reviews.  Going forward, we expect to fully comply with the requirements to maintain effective disclosure controls and procedures and internal control over financial reporting. However, compliance with these obligations requires significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a public company, our operating income as a percentage of revenue is likely to be lower. If we discover additional deficiencies in the future, we will make efforts to remediate these deficiencies, however, there can be no assurance that we will be successful either in identifying deficiencies or in their remediation. Any failure to maintain effective controls or procedures in the future could adversely affect our business or cause us to fail to meet our reporting obligations. Such noncompliance could also result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements. In addition, perceptions of our business among customers, suppliers, rating agencies, lenders, investors, securities analysts and others could be adversely affected. If we fail to maintain effective internal control over financial reporting and disclosure controls and procedures in the future, we may not be able to accurately report our financial results, which could have an adverse effect on our business.

Most of our assets, directors and officers are located outside the United States, with the result being that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Although we are organized under the laws of the State of Nevada, our principal business is located in Peru. Outside the United States, it may be difficult for investors to enforce judgments against us that are obtained in the United States in any action, including actions predicated upon civil liability provisions of federal securities laws. In addition, all of our directors and officers, except for Steven Magami, reside outside the United States, and nearly all of the assets of these persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of United States securities laws. There is substantial doubt as to the enforceability against us or any of our directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws. In addition, as the majority of our assets are located outside of the United States, it may be difficult to enforce United States bankruptcy proceedings against us. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever it is located, including property situated in other countries. Courts outside of the United States may not recognize the United States bankruptcy court's jurisdiction. Accordingly, you may have trouble administering a United States bankruptcy case involving a Nevada company as debtor with most of its property located outside the United States. Any orders or judgments of a bankruptcy court obtained by you in the United States may not be enforceable.

If we are unable to protect our proprietary rights or if we become subject to claims of infringement relating to the proprietary rights of others, we may not be able to compete effectively.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid claims of infringement relating to the proprietary rights of others. While we anticipate taking precautionary steps to protect our intellectual property, we may not be successful in completely protecting such rights. In addition, certain of our intellectual properties may not be qualified for protection under United States or other laws and others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our intellectual properties. If we are unable to protect our proprietary rights, we may lose our competitive advantage. Additionally, if a third party asserts that our products, processes, trademarks or other intellectual properties have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the products, processes, trademarks or intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

If we suffer a loss to our facilities that is not adequately insured, our operations could be seriously harmed.

Our facilities are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. In particular, our facilities could be subject to a catastrophic loss caused by earthquake due to their location in Peru, which has recently experienced high levels of seismic activity. Although we intend to carry insurance for property damage and business interruption, our facilities and our business is not insured at this point in time. Furthermore, if we obtain insurance in the future, it may not be adequate to cover potential catastrophic losses. If any of our facilities were to experience a catastrophic loss that is not adequately insured, it could disrupt our operations, delay production, result in large expenses to repair or replace the facility or cause us to discontinue operations indefinitely.

Risks Related to the Biofuel Industry

Our business could be significantly and adversely impacted by changes in government regulations over energy policy.

Our operations and properties may become subject to a wide variety of federal, provincial and municipal laws and regulations, including those governing the use, storage, handling, generation, treatment, emission release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. As such, the nature of our operations may expose us to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Environmental legislation may also provide for standards, restrictions and prohibitions on the handling of certain types of waste and for releases, spills, emissions into the environment of substances that are being handled by our Company. Any breach by us of such legislation may result in the suspension or revocation of necessary licenses, permits or authorizations, civil liability and the imposition of fines and penalties which would adversely affect our financial condition.

Our business is not diversified because we are primarily dependent upon one product. As a consequence, we may not be able to adapt to changing market conditions or endure any decline in the biofuel industry.

Our business consists primarily of bioethanol and sugar production and sales. We do not have any other lines of business or other sources of revenue to rely upon if we are unable to produce and sell bioethanol and sugar, or if the market for such products declines. Although the Estrella del Norte sugar mill will have the ability to process sugar cane, the distillery unit will not have the ability to produce any other products. Our lack of diversification means that we may not be able to adapt to changing market conditions or to withstand any significant decline in the bioethanol industry.

An increase in the price for sugarcane supplies and/or a decrease in market prices for biofuel could result in a significant reduction in our revenues and profitability.

Our financial results will greatly depend on prices for our sugarcane supplies and market prices for the bioethanol that we produce. Sugarcane supplies, which will comprise a major portion of our operating expenses, do not have a direct price relationship to the price of bioethanol in the marketplace. For an operating bioethanol plant, falling bioethanol prices, coupled with a rise in sugarcane prices, can result in significant reductions in cash flow and reduced profitability. These prices will change based on available supplies, the supply and market prices for alternative products and other market factors. For instance, increased supplies of bioethanol or alternative fuels may lead to lower prices for bioethanol, regardless of the price of sugarcane. In addition, increased production of bioethanol could result in increased demand for sugarcane, resulting in higher operating costs and lower profitability. There can be no assurance as to the price of these commodities in the future, and any increase in sugarcane prices or decrease in the price of bioethanol would adversely affect our financial condition.

Our projected operating costs could be significantly higher than we expect due to the nature of our industry and our limited operating history, resulting in a reduction of our income and any distributions we may make.

In addition to general economic conditions, market fluctuations and commodity prices, significant increases in operating costs could adversely affect us due to numerous factors, many of which are beyond our control. These increases could arise for several reasons, such as:

•	Higher prices for sugarcane;

•	Increased costs for natural gas, electricity, water and other utilities;

•	Higher transportation costs for sugarcane supplies and for our bioethanol products due to rising fuel costs and greater demands on truck and rail transportation services; and

•	Rising labor costs, particularly if any labor shortage should occur.

Our operations also subject us to ongoing compliance with applicable governmental regulations, such as those governing pollution control, occupational safety and other matters. We may have difficulty complying with these regulations and our compliance costs could increase significantly. Increases in operating costs would have a negative impact on our operating income, and could result in substantially decreased earnings or a loss from our operations, adversely affecting our financial condition.

The market price of bioethanol has followed the price of petroleum and decreases in the price of petroleum-based fuels would very likely decrease the price of bioethanol, resulting in reductions in our revenues.

Historically, bioethanol prices have generally paralleled movements in petroleum prices. Petroleum prices in the international market have been difficult to forecast due to the impact of wars and other political factors, economic uncertainties, exchange rates and natural disasters. Just as a small reduction in the real or anticipated supply of crude oil can have a significant upward impact on the price of petroleum-based fuels, a perceived reduction of such threats can result in a significant reduction in petroleum fuel prices. A reduction in petroleum-based fuel prices could have a significantly adverse effect on our revenues and profits.

The bioethanol and biofuel industry is becoming more competitive and as a result, we may not be able to achieve profitability.

Competition in the bioethanol and biofuel industry is growing more intense as more production facilities are built and the industry expands. Our business will face competitive challenges from larger facilities that can produce a wider range and larger quantity of products than we can, and from other plants similar to our proposed bioethanol production facilities. Many of these bioethanol and other biofuel producers will compete with us for sugarcane and/or customers in our regional market. We expect that additional bioethanol and other biofuel producers will enter the market if the regulatory environment remains favorable and the demand for bioethanol and other biofuels continues to increase.

As more bioethanol and other biofuel facilities are built, bioethanol and other biofuel production will increase and, if demand does not sufficiently increase, this could result in lower prices for bioethanol and other biofuels, which will decrease the amount of revenue we generate.

A significant number of bioethanol and other biofuel plants are currently being planned and built in Peru and around the world. As a consequence, bioethanol and other biofuel production is expected to increase rapidly in the next two to three years. The demand for bioethanol and other biofuels is dependent upon numerous factors such as governmental regulations and incentives and the development of other technologies or products that may compete with bioethanol. If the demand for bioethanol and other biofuels does not sufficiently increase, then increased bioethanol and other biofuels production may lead to lower bioethanol prices. Decreases in the market price of bioethanol will result in lower revenues, decreased profitability, and adversely affect our financial condition.

Technological advances and changes in production methods in the bioethanol and biofuel industry could render our production facilities obsolete and adversely affect our ability to compete and the value of your investment.

Technological advances could significantly decrease the cost of producing bioethanol and other biofuels. If we are unable to adopt or incorporate technological advances into our operations, our proposed production facilities could become uncompetitive or obsolete. We expect that technological advances in bioethanol and biofuel production methods will continue to occur. If improved technologies become available to our competitors, they may be able to produce bioethanol at a lower cost than us. In such an event, we may be required to acquire new technology and retrofit our production facilities so that we remain competitive. There is no assurance that third-party licenses for any new technologies would be available on commercially reasonable terms or that any new technologies could be incorporated into our proposed production facilities. The costs of upgrading our technology and production facilities could be substantial. If we are unable to obtain, implement or finance new technologies, our production facilities could be uncompetitive and our operating income would be reduced.

The development of alternative fuels and energy sources may reduce the demand for bioethanol, resulting in a reduction in our profitability.

Alternative fuels are continually under development. Petroleum based fuels, other biofuels and other energy sources that can compete with bioethanol in the marketplace are already in use and more acceptable alternatives may be developed in the future, which may decrease the demand for bioethanol or the type of bioethanol that we expect to produce. Technological advances in engine and exhaust system design and performance could also reduce the use of biofuels, which would reduce the demand for bioethanol. Further advances in power generation technologies, based on cleaner hydrocarbon based fuels, fuel cells and hydrogen are actively being researched and developed. If these technological advances and alternatives prove to be economically feasible, environmentally superior and accepted in the marketplace, the market for bioethanol could be significantly diminished or replaced, which would adversely affect our financial condition.

Competition for qualified personnel in the bioethanol industry is intense and we may not be able to hire and retain qualified managers, engineers and operators to operate our plant efficiently.

When the expansion and modification of the Estrella del Norte facilities nears completion, we will need a significant number of employees to operate the facilities. Our success depends in part on our ability to attract and retain competent personnel. We must hire or otherwise engage qualified managers, engineers and accounting, human resources, operations and other personnel. Competition for employees in the bioethanol industry is intense. If we are unable to hire, train and retain qualified and productive personnel, we may not be able to operate the plant efficiently and the amount of bioethanol we produce and market may decrease.

Compliance with new and existing environmental laws and regulations could significantly increase our construction and start-up costs, and force us to delay or halt construction or operation.

To expand, modify and operate the Estrella del Norte facilities, we may need to obtain and comply with a number of permitting requirements. We may have difficulties obtaining the permits we need. As a condition of granting necessary permits, regulators could make additional demands that increase our costs of construction and operations, in which case we could be forced to obtain additional capital. We cannot assure you that we will be able to obtain and comply with all necessary permits to construct and operate our proposed production facilities as planned.

Risks Related to our Capital Stock

Our Common Stock is illiquid and the value of our Common Stock may be negatively impacted by factors which are unrelated to our operations.

Although our Common Stock has been approved for quoting on the Over The Counter Bulletin Board under the symbol “NDSG,” no public market for our Common Stock has been established yet. There is no assurance that a sufficient market will develop in our Common Stock, in which case it could be difficult or impossible for stockholders to sell their stock. In addition, even if a public market does develop for our Common Stock, the market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. The stock market in general is also subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

If we issue additional shares in the future, it will result in dilution to our existing stockholders.

Our Board of Directors may choose to issue additional shares of our capital stock in the future to acquire one or more businesses or to provide additional financing. In addition, the holders of our convertible promissory notes, Series A Preferred Stock and warrants have the right to convert their securities into shares of our Common Stock. The issuance of additional securities will result in a reduction of the book value and market price of the outstanding shares of our Common Stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our corporation.

Our Series A Preferred contains rights, preferences and privileges that are senior to our Common Stock, which could negatively impact our common stockholders.

We have an aggregate of 7,142852 shares of Series A Preferred Stock issued and outstanding and may issue additional shares of Series A Preferred Stock in the future. Our Series A Preferred Stock contains certain rights that are senior to the rights of our Common Stock, including, but not limited to, liquidation, anti-dilution, conversion, voting and registration rights. Furthermore, the holders of our Series A Preferred Stock could delay, defer or prevent us from effecting a change in control in the future, which in turn, could have a depressive effect on the prevailing market price of our Common Stock.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this Current Report. We derived the financial data for the period from February 27, 2007 (inception) to October 18, 2007 and as of October 18, 2007 from the predecessor’s financial statements included in this Current Report. The historical results are not necessarily indicative of the results to be expected for any future period.

From February 27, 2007 (inception) to October 18, 2007
Revenue	-
Cost of Revenue	-
Total Operating Expenses	$2,003
Net Loss	$(2,003)
Loss Per Share - Basic and Diluted	$(2.00)
Weighted Average Shares Outstanding	1,000

As of October 18, 2007
Consolidated Balance Sheet Data:
Total Current Assets	$331
VAT Receivable	$859,363
Machinery and Equipment, net	$4,522,965
Total Assets	$5,382,659
Total Current Liabilities	$5,384,404
Total Shareholders’ Deficit	$(1,745)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes to the audited financial statements included in this current report on Form 8-K. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We are engaged in the business of producing, processing and distributing sugarcane ethanol in Peru. Ethanol is a renewable energy source that provides significant economic and environmental benefits when mixed with gasoline and used as motor fuel.

On November 14, 2007, we completed a share exchange agreement with Stratos. As a result of the Share Exchange, we abandoned our previous cabinetry and furniture business and commenced the business of producing, processing and distributing sugarcane ethanol. Because we are the successor business to Stratos and because the operations and assets of Stratos represents our entire business and operations from the closing date of the Share Exchange, our management's discussion and analysis and plan of operations are based on Stratos’ intended operations.

We have not generated any revenue since the commencement of our operations on February 27, 2007.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of our fixed assets and the recoverability of our VAT receivable. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our financial statements.

Impairment of long-lived assets

We follow the guidance of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on our review, we believe that, as of October 18, 2007 there were no significant impairments of long-lived assets.

Plan of Operations

Overview

This current report contains forward-looking statements that involve significant risks and uncertainties. The following discussion, which focuses on our plan of operation through the commencement of operations of our plant, consists almost entirely of forward-looking information and statements. Actual events or results may differ materially from those indicated or anticipated, as discussed in the section entitled “Forward Looking Statements.” This may occur as a result of many factors, including those set forth in the section entitled “Risk Factors.”

Upon consummation of the Share Exchange, we commenced our business plan to develop ethanol and sugar products through the cultivation, harvesting and processing of sugarcane in low cost growing locations. From a strategic value perspective, our management believes a geographic focus in Peru will be a key component in achieving our goals.

Our business plan consists of two phases. Phase I will primarily be focused on establishing our initial ethanol production facilities and infrastructure for future expansion. Phase II will primarily be focused on expansion activities in strategic locations.

Phase I

Phase I of our initial business plan is comprised of five components:

•	Mill and distillery acquisition, expansion and modification;

•	Seedling production;

•	Compost production;

•	Land sourcing; and

•	Conducting feasibility studies and generating a business plan for Phase II.

We anticipate that a total of $50.0 million will be required during Phase I, which is expected to be completed by the fourth quarter of 2008. The break down is as follows:

Description	Amount
Estrella del Norte sugar mill acquisition	$5,500,000
Mill and distillery expansion and modification	3,500,000
Seedling production	7,000,000
Compost production	7,000,000
Land sourcing	20,000,000
Conducting feasibility studies and develop plan for Phase II	2,000,000
Operations	5,000,000
Total	$50,000,000

Phase II

Phase II of our business plan will consist of our expansion in four strategic locations along the northern Peruvian coast and the cultivation of our own sugarcane supplies to be used for production. In connection with Phase II, we anticipate raising and investing up to an additional $420.0 million in order to obtain the rights to an additional 49,000 hectares of land suitable for growing sugarcane, and acquire and operate a total of four mills with attached ethanol distilleries, with expandable capacities. By the end of 2014, it is our goal to able to process a total of 22,000 tons of sugarcane per day and produce approximately 581 million liters of anhydrous ethanol annually.

We expect to initiate Phase II during the fourth quarter of 2008 and acquire the land we will use for production incrementally over a five year period. The mill and distilleries we plan to establish in Phase II will be located in regions we have selected based on our extensive research of agroclimatic conditions, basic services, logistic supplies and social environment. We plan to establish the four locations in two stages.

Stage One – Chepen and Morrope

During the first stage, which will begin in the fourth quarter of 2008, we plan to acquire 6,000 hectares of land around Chepen valley and 22,500 hectares of land in Morrope. We estimate that the total cost for stage one will be approximately $230.0 million, consisting of $80.0 million in costs related to field installation and the development of an infrastructure, and $150.0 million in costs related to the construction of production facilities. We plan to fund the costs of stage one from $55.0 million of equity financing and $175.0 million of project debt financing.

Stage Two – Casma and Chulucanas

During stage two, which will begin in 2009, we plan to acquire 6,500 hectares of land in Casma and 14,000 hectares of land in Chulucanas. We estimate that the total cost for stage two will be approximately $190.0 million, consisting of $60.0 million in costs related to field installation and the development of an infrastructure, and $130.0 million in costs related to the construction of production facilities. We plan to fund the costs of stage two from $45.0 million of cash flow generated from operations and $145.0 million of project debt financing.

We will incur increased operating costs without realizing any revenues until the expansion and modification of the Estrella del Norte sugar mill (including the addition of a distillery unit) is complete. We anticipate that the expansion and modification of the mill to be completed by the fourth quarter of 2008. Along with the expansion and modification of the Estrella del Norte sugar mill, we anticipate beginning a seedling production program, a compost production program, a land sourcing program and conducting feasibility studies. These programs, along with the expansion and modification of the Estrella del Norte sugar mill, constitute Phase I of our business plan.

Trends and Uncertainties

Our ability to generate revenues in the future is dependent on whether we successfully complete the expansion and modification of the Estrella del Norte sugar mill. We cannot predict whether or when this may happen and this causes uncertainty with respect to the continuation and growth of our company and our ability to generate revenues. We will also need approximately $420.0 million for Phase II, which is expected to begin in the fourth quarter of 2008 and continue though 2014. There can be no assurance that we will be able to raise the additional funds needed to complete Phase II or that we will be able to begin any of the component programs of Phase II on a timely basis, if ever.

Financing

To date, we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We expect this situation to continue for the foreseeable future. We anticipate that we will have negative cash flows during our fiscal year ended December 31, 2008.

Given that we are a development stage company and have not generated any revenues to date, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including our ability to manage our expected growth, complete construction of our proposed plant and commence operations. We can offer no assurance that our company will generate cash flow sufficient to meet our cash flow projections or that our expenses will not exceed our projections. If our expenses exceed estimates, we will require additional monies during the next twelve months to execute our business plan.

There are no assurances that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, completion of our proposed plant and successful and sufficient market acceptance of our products once developed and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Liquidity and Capital Resources

There are no assurances that we will be able to obtain further funds required for our continued operations. We intend to pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, there is substantial doubt regarding our ability to continue as a going concern.

Off-Balance Sheet Arrangements

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Neither our company nor our operating subsidiary engages in trading activities involving non-exchange traded contracts.

Related Party Transactions

For a description of our related party transactions, see the section of this Current Report on Form 8-K entitled “Certain Relationships and Related Transactions.”

DESCRIPTION OF PROPERTY

Our principal executive offices are located 9440 Santa Monica Blvd., Suite 401, Beverly Hills, CA 90210. We are in the process of locating land in Peru which will be used for the operation of the mill and the distillery unit for the production of ethanol.

MANAGEMENT

Appointment of New Directors and Officers

In connection with the Share Exchange, we appointed four new directors to our Board of Directors. Furthermore, concurrent with the closing of the Share Exchange, Kenneth P. Laurent, our former Chief Executive Officer, President and sole director, and Todd Laurent, our former Secretary and Treasurer, resigned from all of their positions with the Company. Simultaneously with the resignation of Kenneth Laurent and Todd Laurent, Carlos Antonio Salas was appointed as our Chief Executive Officer, Luis Humberto Goyzueta was appointed as our President, Jorge Eduardo Aza was appointed as our Chief Operating Officer, Julio Cesar Alonso was appointed as our Chief Financial Officer and Treasurer and Gustavo Goyzueta was appointed as our Secretary.

The following table sets forth the names and ages of our directors and executive officers, as of the date of this Current Report:

Name	Age	Position
Carlos Antonio Salas	40	Chief Executive Officer and Director
Luis Humberto Goyzueta	32	President and Director
Jorge Eduardo Aza	33	Chief Operating Officer
Julio Cesar Alonso	28	Chief Financial Officer and Treasurer
Gustavo Goyzueta	28	Secretary
Steven Magami	31	Chairman of the Board
Luis Francisco de las Casas	47	Director

Current Management

Carlos Antonio Salas, Chief Executive Officer and Director, has served as a senior executive in the fields of agribusiness and agricultural development, and is the former Director General of the National Institute for Agricultural Research (equivalent to the country’s Undersecretary of Agriculture), appointed by the President of Peru and the Ministry of Agriculture. Mr. Salas has been instrumental in directing technical, commercial, and financial evaluations of more than 100 medium and large size companies in the food and agribusiness sector worldwide. Mr. Salas has served on more than ten national and international committees and boards related to agricultural research and development. He has gathered expertise in fifteen countries, throughout the Americas, Africa and the EU. In the last two years, Mr. Salas led mining and agriculture and reengineering processes in the Peruvian agribusiness sector. Mr. Salas holds an MSC and a PhD in Crop Science from North Carolina State University and a joint MBA in Food and Agribusiness Management from the Krannet School at Purdue University and Wageningen Universiteit in the Netherlands.

Luis Humberto Goyzueta, President and Director, has served as a senior executive with natural resource companies in Peru for numerous years. He is General Manager and serves on the Board of Directors of Inter Pacific Oil, a Peruvian biodiesel company. He also serves on the Board of Directors of a Peruvian oil marketing company, Oiltec S.A.C., which is the former partner of Gulf Oil International in Peru. Furthermore, he serves as President of two Peruvian mining companies, Compañía Minera Moria and Minera Inka Sol. In addition to his Peruvian natural resource expertise, Mr. Goyzueta serves as Chief Executive Officer and Director of Pure Biofuels Corporation, a leading Latin American biodiesel producer.

Jorge Eduardo Aza, Chief Operating Officer, has over a decade of experience in the supply chain management industry. Mr. Aza has developed logistic projects in the mining industry, has experience in freight forwarding operations, and has held financial positions with different global logistics companies such as Eagle Global Logistic ($2.5 billion Co.) and UTI Worldwide Inc.($2.8 billion Co.). Mr. Aza holds a Degree in Business Administration and Finance.

Julio Cesar Alonso, Chief Financial Officer and Treasurer, previously served as a senior financial auditor of PricewaterhouseCoopers, leading teams for planning and execution of financial audit for local companies such as Nextel del Perú, Grupo Backus, Grupo Graña y Montero, Grupo Quimica Suiza, IBM del Peru, Kraft Foods del Perú, Eckerd Peru and Talma Menzies, and international companies such as Rentokil US Pest Control and Teleflex Corp. Mr. Alonso has participated as a team member of the Transaction Services Group in charge of all due diligence projects for PricewaterhouseCoopers. He also has experience working for cargo transportation and integrated logistics companies.

Gustavo Goyzueta, Secretary, previously held manager positions with Oiltech S.A.C. and Software S.A., where he conducted investment analysis, negotiated contract terms and coordinated treasury functions and capital budgeting. Mr. Goyzueta serves as Chief Financial Officer of Pure Biofuels Corporation, a leading Latin American biodiesel producer.

Steven S. Magami, Chairman of the Board of Directors, has led a career as a private equity investor, investment banker and C-level executive, and has focused exclusively on the clean energy sector for several years. Mr. Magami is President and a Director of Pure Biofuels Corporation, a leading Latin American biodiesel producer, and a Partner of ARC Investment Partners, a private equity firm with a focus on clean energy. Mr. Magami formerly served as Chief Strategy Officer of a leading U.S. biodiesel producer. Previously, Mr. Magami was a Principal with Lovell Minnick Partners (LMP), a private equity firm managing funds for institutions including Goldman Sachs, GE, and CalPERS. At LMP, he was instrumental in raising and investing the firm's funds as well as sourcing and building a successful portfolio of companies through LBOs, growth capital and venture investments. Mr. Magami started his career as an investment banker advising large buyout firms on industry roll-up strategies. He has served on the boards of numerous public and private companies guiding business strategy, leading corporate development initiatives and driving acquisition strategies.

Luis de las Casas, Director, is an architect with an MS in regional and rural planning. Mr. De La Casas was formerly Peru’s Vice-Minister of Construction and has broad experience in public policies, strategic expansion projects and territorial planning. He has been involved in several land acquisition and expansion programs and has actively designed, directed, and managed social and rural development projects related to peasant communities and farmer coops. He participates currently in multidisciplinary Consultative Boards and is the President of FINCA, the Foundation for the Innovation and Competitiveness of Agriculture.

To the best of our knowledge, no family relationships exist among our directors or executive officers or persons nominated or chosen by us to become directors or executive officers, except for the relationship between Luis Humberto Goyzueta and Gustavo Goyzueta, who are brothers. To the best of our knowledge, none of our directors, executive officers, promoters or control persons appointed following the closing of the Share Exchange, or any nominated directors, has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offences;

•
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board of Directors

Our Board of Directors is currently composed of four members. Steven Magami has been appointed as the Chairman of the Board of Directors. In this capacity, he is responsible for presiding at meetings of the Board of Directors and exercising and performing such other powers and duties as may be from time to time assigned by the Board of Directors or prescribed by our Amended and Restated Bylaws.

Board Committees

As of this date, our Board of Directors has not appointed an audit committee, compensation committee or nominating committee, however, we are not currently required to have such committees. Accordingly, we do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The functions ordinarily handled by these committees are currently handled by our entire Board of Directors. Our Board of Directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

Board Meetings

The Board of Directors of NDCI held no special meetings of directors and took one action by written consent during the fiscal year ended December 31, 2006. Directors may be paid their expenses, if any, of attendance at such meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment shall preclude any director from serving us in any other capacity and receiving compensation therefore except as otherwise provided under applicable law. Except as set forth below, no compensation has been paid to the directors.

No Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

We have not adopted a code of ethics because, to date, we have had no meaningful operations. However, we plan to adopt a code of ethics in the future.

Stockholder Relations

We do not have any restrictions on stockholder nominations under our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. The only restrictions are those applicable generally under Nevada law. Currently, the entire Board of Directors decides on nominees, on the recommendation of one or more members of the Board of Directors. The Board of Directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee should also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, our Board of Directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

The Board of Directors has not adopted a formal methodology for communications from stockholders but plans to adopt a formal methodology after the closing of the Share Exchange.

We do not have a policy regarding the attendance of board members at the annual meeting of stockholders.

EXECUTIVE COMPENSATION

For purposes of the discussion contained in this section entitled “Executive Compensation,” the relevant information is presented in each instance first with respect to NDCI and then with respect to Stratos prior to the closing of the Share Exchange.

Summary Compensation

NDCI

Prior to the closing of the Share Exchange, Kenneth P. Laurent served as our Chief Executive Officer, President and sole director and Todd Laurent served as our Secretary and Treasurer. Kenneth Laurent and Todd Laurent did not receive any direct cash or non-cash compensation during the fiscal year ended December 31, 2006.  No other executive officers received salary and bonus in excess of $100,000 for the last fiscal year ended December 31, 2006.

Stratos

Carlos Antonio Salas, the General Manager of Stratos, and the Chief Executive Officer of NDCI following the Share Exchange (the “Named Executive Officer”) did not receive any direct cash or non-cash compensation from the date of inception of Stratos, February 27, 2007, through the closing of the Share Exchange. No other executive officer received any compensation for the period beginning on the date of inception of Stratos and ending on November 14, 2007.

Outstanding Equity Awards

NDCI

Kenneth P. Laurent and Todd Laurent did not have any option awards, unexercised options, unvested stock awards or equity incentive plan awards at December 31, 2006.

Stratos

Carlos Antonio Salas did not have any option awards, unexercised options, unvested stock awards or equity incentive plan awards at November 14, 2007.

Director Compensation

NDCI

Prior to the Share Exchange, we had only one director, Kenneth P. Laurent.  Mr. Laurent did not receive any direct compensation for his services.

Stratos

In connection with the Share Exchange, Kenneth P. Laurent resigned from his position as our sole director.  Concurrent therewith, we appointed four new directors to our Board of Directors: Carlos Antonio Salas, Luis Humberto Goyzueta, Steven Magami and Luis Francisco de las Casas. None of the directors have received any direct compensation for their services.

Employment Agreements

We have not entered into employment agreements with any of our officers, directors or employees.

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth certain information regarding our Common Stock beneficially owned immediately prior to the Share Exchange on November 14, 2007, for (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Prior to the Share Exchange, at November 14, 2007, 10,000,000 shares of our Common Stock were outstanding.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Kenneth P. Laurent 3313 N. 83rd Place Scottsdale, AZ 85251	6,100,000	61.0%
Todd Laurent 3313 N. 83rd Place Scottsdale, AZ 85251	0	-
All Executive Officers and Directors as a group (2 persons)	6,100,000	61.0%

SECURITY OWNERSHIP AFTER CHANGE OF CONTROL

The following table sets forth certain information regarding our Common Stock and Series A Preferred Stock beneficially owned on November 14, 2007, for (i) each stockholder known to be the beneficial owner of 5% or more of that class of our capital stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, taking into account the closing of the Share Exchange, and the issuance of securities under our Private Placement, Series A Private Placement and Bridge Financing.

Upon completion of the Share Exchange, Private Placement, Series A Private Placement and Bridge Financing we had 57,666,794 shares of Common Stock and 7,142,857 shares of Series A Preferred Stock issued and outstanding as of November 14, 2007.

Name of Beneficial Owner and	Shares of Common Stock Beneficially Owned		Shares of Series A Preferred Stock Beneficially Owned
Address(1)	Number(2)	Percentage (2)	Number (2)	Percentage (2)
Carlos Antonio Salas(3)	5,000,000	8.7%	-	-
Luis Humberto Goyzueta(4)	17,287,327	29.8%	-	-
Jorge Eduardo Aza(5)	3,018,018	5.2%	-	-
Julio Cesar Alonso(6)	540,541	*	-	-
Gustavo Goyzueta(7)	3,018,018	5.2%	-	-
Steven Magami(8)	11,946,589	17.9%	7,142,857	100%
Luis Francisco de las Casas(9)	540,541	*	-	-
MA Green, LLC(10)	8,928,571	13.4%	7,142,857	100%
SGM Capital, LLC(11)	3,018,018	5.2%	-	-
Kenneth P. Laurent(12)	6,100,000	10.6%	-	-
All Executive Officers and Directors as a Group (7 persons) (13)	41,351,034	61.8%	7,142,857	100%

*	Less than 1%
(1)	Unless otherwise indicated, the address of the beneficial owner is 9440 Santa Monica Blvd., Suite 401, Beverly Hills, CA 90210.
(2)
The amounts of beneficial ownership reflects the completion of the Share Exchange, Private Placement, Series A Private Placement and Bridge Financing. Percentage of Common Stock beneficially owned is based on a total of 57,666,794 shares of Common Stock issued and outstanding as of November 14, 2007. Percentage of Series A Preferred Stock beneficially owned is based on a total of 7,142,857 shares of Series A Preferred Stock issued and outstanding as of November 14, 2007.

(3)	The address of the beneficial owner is Av. La Encalada 569, of. 202, Surco, Lima, Peru.
(4)
The address of the beneficial owner is Av. La Merced 810, Surco, Lima, Peru. The beneficial owner’s holdings consist of 16,930,290 shares of Common Stock and warrants to purchase 357,037 shares of Common Stock.

(5)	The address of the beneficial owner is Calle Clemente X No 187, Dpto. 302, Monterrico, Surco, Lima, Peru.
(6)	The address of the beneficial owner is Av. Leon Barandiaran 963, La Planicie, La Molina, Lima, Peru.
(7)	The address of the beneficial owner is Calle La Coruna 149, La Estancia, La Molina, Lima, Peru.
(8)
The beneficial owner’s holdings consist of 3,018,018 shares of Common Stock, 7,142,857 shares of Series A Preferred Stock and a warrant to purchase 1,785,714 shares of Common Stock. 3,018,018 shares of Common Stock are held by SGM Capital, LLC. Steven Magami is the manager of SGM Capital, LLC and exercises voting and investment control over the shares. 7,142,857 shares of Series A Preferred Stock and a warrant to purchase 1,785,714 shares of Common Stock are held by MA Green, LLC. Steven Magami is the manager of MA Green, LLC and exercises voting and investment control over the shares.

(9)	The address of the beneficial owner is Av. La Encalada 569, of. 202, Surco, Lima, Peru.
(10)
The beneficial owner’s holdings consist of 7,142,857 shares of Series A Preferred Stock and a warrant to purchase 1,785,714 shares of Common Stock. Steven Magami is the manager of MA Green, LLC and exercises voting and investment control over the shares.

(11)	The beneficial owner’s holdings consist of 3,018,018 shares of Common Stock. Steven Magami is the manager of SGM Capital, LLC and exercises voting and investment control over the shares.
(12)	The address of the beneficial owner is 3313 N. 83rd Place, Scottsdale, AZ 85251.
(13)	Consists of 32,065,426 shares of Common Stock, 7,142,857 shares of Series A Preferred Stock and warrants to purchase 2,142,751 shares of Common Stock.

Changes in Control

We are unaware of any arrangement which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NDCI

Other than as set forth in this Current Report, NDCI has not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its Common Stock, or family members of such persons.

Kenneth P. Laurent, our former Chief Executive Officer, President and sole director was considered our promoter within the meaning of the federal securities laws, for serving as the incorporator of NDCI on September 21, 2004. Mr. Laurent purchased 10,000,000 shares of our Common Stock for $10,000 on October 13, 2004. The purchase price for the shares was arbitrarily set by Mr. Laurent. Other than as set forth in this Current Report, Mr. Laurent did not receive anything of value from us for his services as our promoter.

Stratos

Other than as set forth in this Current Report, Stratos has not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its common stock, or family members of such persons.

DESCRIPTION OF SECURITIES

We are presently authorized under our Amended and Restated Articles of Incorporation to issue 300,000,000 shares of capital stock, consisting or 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, $.001 par value (“Preferred Stock”). As of the closing of the Share Exchange, Private Placement, Series A Private Placement and Bridge Financing, we had 57,666,794 shares of Common Stock, 7,142,857 shares of Series A Preferred Stock and warrants to purchase an aggregate of 3,989,968 shares of Common Stock issued and outstanding.

The following descriptions of our capital stock are only summaries and do not purport to be complete and are subject to and qualified by our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, by the Certificate of Designation of our Series A Preferred Stock and by the provisions of applicable corporate laws of the State of Nevada. The descriptions of our Common Stock, Preferred Stock, convertible promissory notes and warrants to purchase shares of our Common Stock, reflect changes to our capital structure that occurred immediately prior to, concurrently with or immediately after the closing of the Share Exchange.

Common Stock

As of November 14, 2007, we had 57,666,794 shares of Common Stock issued and outstanding. Each share of Common Stock issued and outstanding entitles the holder thereof to one (1) vote on all matters submitted to the vote of the stockholders. Our Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid shares of Common Stock are not liable to any further call or assessment. Dividends may be declared and paid on our Common Stock only out of legally available funds. Upon the sale of substantially all of the stock or assets of the Company or dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, after all liquidation preferences payable to any series of Preferred Stock have been satisfied, the remaining net assets of the Company will be distributed to the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock then held by them and the number of shares of common Stock which the holders of Preferred Stock have the right to acquire upon conversion of the Preferred Stock held by them. To the extent that additional shares of Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Series A Preferred Stock

On November 14, 2007, we issued an aggregate of 7,142,857 shares of Series A Preferred Stock in connection with our Series A Private Placement. The holder of our Series A Preferred Stock is entitled to the following rights, preferences and privileges:

Conversion

Optional Conversion

The holder of our Series A Preferred Stock has the right to convert the Series A Preferred Stock at any time into shares of our Common Stock. The initial conversion ratio is 1:1 and is subject to anti-dilution adjustment as described below. In addition, the holder has the right to convert one and a half times the total number of shares of Series A Preferred held by the holder into shares of our Common Stock, upon the closing of a financing (whether debt or equity) or multiple financings led by one or more institutional investors whereby an aggregate amount of $25.0 million, net of offering expenses, is received by the Company. Accumulated dividends, if any, are payable on conversion.

Automatic Conversion

Each share of Series A Preferred Stock will automatically convert into shares of our Common Stock, at the then applicable conversion rate, if the Common Stock has been trading above $2.00 per share for a period of 120 consecutive days. In no event shall the Series A Preferred Stock automatically convert into shares of Common Stock until nine months from closing date of the Share Exchange. Accumulated dividends, if any, are payable on conversion.

Anti-dilution

The conversion rate of the Series A Preferred Stock is subject to adjustment, on a full ratchet basis, to prevent dilution in the event that we issue additional shares at a purchase price per share less than the conversion price. There will be no adjustment to the conversion rate of the Series A Preferred Stock for issuances of (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock, (ii) shares issued to employees, consultants or directors in accordance with plans approved by the Board of Directors, (iii) shares issued upon exercise of warrants existing on the closing date of the Share Exchange, (iv) shares of Common Stock issued as a dividend or distribution on the Series A Preferred Stock, (v) shares issued or issuable pursuant to equipment lease and bank financing arrangements, (vi) shares of Common Stock issued or issuable pursuant to an acquisition of another company by the Company, or (vii) shares of Common Stock that are otherwise excluded by vote or written consent of the holder of the Series A Preferred Stock.

Dividend

The holder of Series A Preferred Stock is entitled to a 10% per annum cumulative dividend.

Liquidation

In the event of the liquidation, dissolution or winding up of the Company, the rights of the holder of Series A Preferred Stock are senior to the rights of the holders of Common Stock. Each share of Series A Preferred Stock entitles the holder to a liquidation amount of $1.05, subject to adjustment in certain circumstances. After payment of the liquidation amount to the holder of Series A Preferred Stock, the holders of Common Stock and Series A Preferred Stock are entitled to receive the remaining assets of the Company in proportion to the number of shares of Common Stock then held by them, with the shares of Series A Preferred Stock treated for this purpose as if they had been converted into shares of Common Stock at the then applicable conversion rate. A sale of all or substantially all of our assets or a merger or consolidation of our Company with or into any other company is treated as a liquidation, dissolution or winding up of the Company.

Voting Rights

The holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of the holder’s Series A Preferred Stock. The holder of Series A Preferred Stock shall vote with holders of Common Stock on all matters except as otherwise required by law.

Protective Provisions

So long as any of the Series A Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock: (1) amend, alter or repeal any provision of the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Company, if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; (2) increase or decrease the authorized number of shares of Series A Preferred Stock; (3) authorize or create any new class or series of shares having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with Series A Preferred Stock or having voting rights other than those granted to the Series A Preferred Stock generally; (4) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company; (5) authorize a merger, acquisition or sale of substantially all of the assets of the Company or any of its subsidiaries; (6) voluntarily liquidate or dissolve; or (7) except in the ordinary course of business, borrow any money, or otherwise incur any indebtedness, other than pursuant to the Bridge Financing.

Convertible Promissory Notes

The convertible promissory notes issued in connection with the Bridge Financing bear interest at 10% per annum. Upon the earlier to occur of (i) the Maturity Date and (ii) the consummation the PIPE, the bridge note holders are entitled to a Repayment Amount (in cash or in Common Stock) equal to 25% to 30% in excess of the principal and accrued interest then due and outstanding under the terms of the notes. The bridge note holders entitled to a Repayment Amount of 25% in excess of the principal and accrued interest due under the terms of the notes will receive a 5% origination fee as consideration for making loans to the Company. The bridge note holders entitled to a Repayment Amount of 30% in excess of the principal and accrued interest due under the terms of the notes will not be entitled to an origination fee. Upon the earlier to occur of the Maturity Date or the consummation of the PIPE, the bridge note holders will have the right to convert (in whole or in part) 110% of the Repayment Amount into shares of Common Stock of the Company at the fair market value of each share of Common Stock, or at the price per share of Common Stock sold to investors in the PIPE, as the case may be.

Warrants

On November 14, 2007, we issued the following securities:

•	Warrants to purchase 1,333,396 shares of Common Stock issued in connection with the Private Placement;

•	A warrant to purchase 1,785,714 shares of Common Stock issued in connection with the Series A Private Placement; and

•	Warrants to purchase 870,858 shares of Common Stock issued in connection with the Bridge Financing.

The warrants are immediately exercisable at an exercise price of $.75 per share, subject to adjustment. The warrants issued in connection with the Private Placement and Series A Private Placement have a five (5) year term. The warrants issued in connection with the Bridge Financing have a three (3) year term.

Registration Rights

We have granted certain registration rights in connection with the Private Placement, Series A Private Placement and Bridge Financing. We are obligated to file with the SEC within 30 days after we close the PIPE, a registration statement covering the resale of:

•	100% of the Common Stock and Common Stock underlying the warrants issued in connection with the Private Placement;

•	100% of the Common Stock underlying the Series A Preferred Stock and Common Stock underlying the warrant issued in connection with the Series A Private Placement; and

•	100% of the Common Stock underlying the promissory notes and Common Stock underlying the warrants issued in connection with the Bridge Financing.

If the SEC limits the number of securities that may be registered on the registration statement, such number of securities will be cutback (in the following order) to comply with any such limitation imposed by the SEC: (i) shares of Common Stock underlying any and all warrants to be registered, (ii) Common Stock and (iii) shares of Common Stock underlying the Series A Preferred Stock. Any required cutbacks will be applied to investors pro-rata in accordance with the number of securities sought to be included in such registration statement. We are required to use best efforts to have the registration statement declared effective by the SEC within 150 days after the filing date.

If the registration statement is not filed within 30 days after we close the PIPE, or is not declared effective by the SEC within 150 days after we close the PIPE, we will be required to pay to each investor an amount equal to 1.5% of the purchase price paid by such investor for its securities, for each 30 day period until the registration statement is filed or declared effective. The maximum amount we will be obligated to pay for the failure to file the registration statement or cause the registration statement to be declared effective is 10% of the purchase price of the securities paid by each investor. Similar payments will be required to be made by us to the investors if effectiveness of the registration statement is suspended for more than 30 consecutive days. In no event will we be liable for liquidated damages as to any shares of Common Stock, any shares of Common Stock underlying warrants, any shares of Common Stock underlying Series A Preferred Stock or any shares of Common Stock underlying convertible promissory notes which are not permitted by the SEC to be included in the registration statement solely due to comments received by us from the SEC.

In addition, at any time after one year following the Share Exchange, the holder of Series A Preferred Stock shall have the right to require that the Company file a registration statement with the SEC covering, the shares of Common Stock underlying the Shares A Preferred Stock and the Common Stock underlying the warrant issued to the investor in the Series A Private Placement. The Company shall file the registration statement no later than thirty days after the Company’s receipt of the request. If in the good faith judgment of the Board of Directors of the Company, the filing of the registration statement would be materially detrimental to the Company, then the Company shall have the one time right to defer such filing for a period of not more than one hundred eighty days after receipt of the request. The registration statement filed pursuant to the request of the holder of Series A Preferred Stock may include other securities of the Company and may include securities of the Company being sold for the account of the Company. The penalty provisions set forth above are also applicable to the demand registration statement.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for the Company. Our Board of Directors is authorized, without the action of our stockholders, to issue authorized but unissued Common Stock and Preferred Stock. The existence of undesignated Preferred Stock and authorized but unissued Common Stock enables us to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Effective December 8, 2005, our Common Stock was approved for quotation on the Over The Counter Bulletin Board under the symbol "NDCB.OB". As of November 14, 2007, no public market for our Common Stock has yet developed and there can be no assurance that a meaningful trading market will subsequently develop.

As of November 14, 2007:

•
We had outstanding 57,666,794 shares of Common Stock, warrants to purchase 3,989,968 shares of Common Stock, 7,142,857 shares of Series A Preferred Stock convertible into shares of Common Stock and an aggregate of approximately $3.0 million in convertible promissory notes issued and outstanding;

•	6,100,000 shares of Common Stock can be sold pursuant to Rule 144 under the Securities Act;

•
We have agreed to register 1,333,396 shares of Common Stock, 3,989,968 shares of Common Stock underlying warrants, 7,142,857 shares of Common Stock underlying Series A Preferred Stock and that number of shares of Common Stock underlying convertible promissory notes that may be issued our note holders at maturity of the notes for sale by our security holders; and

•
We are not publicly offering and have not proposed to publicly offer any Common Stock. In the future, we may adopt a stock option plan and register on a Form S-8 the shares of Common Stock underlying options issuable pursuant to such plan.

Holders

As of November 14, 2007, there were approximately 66 holders of record our Common Stock.

Dividends

We have never declared or paid any cash dividends on our Common Stock. For the foreseeable future, we intend to  retain  any  earnings  to finance the development and expansion of our business,  and we do  not anticipate paying any cash dividends  on  our Common  Stock. Any future determination to  pay  dividends will  be  at  the discretion of the Board of Directors and will  be dependent upon then existing conditions, including our financial condition and results  of operations, capital requirements, contractual restrictions, business  prospects and other factors that  the  Board  of Directors considers relevant. Each holder of our Series A Preferred Stock is entitled to a 10% per annum cumulative dividend.

Securities Authorized for Issuance Under Equity Compensation Plans

Neither NDCI nor Stratos had any equity compensation plans in place as of December 31, 2006.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Holladay Stock Transfer, 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251. The phone number of the transfer agent is (480) 481-3940.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate material legal proceedings against us.

RECENT SALES OF UNREGISTERED SECURITIES

The following represents our sales of unregistered securities in the last three years:

2007 (First, Second Quarters and Third Quarters)

On November 14, 2007, pursuant to the Share Exchange Agreement, we issued 45,000,000 shares of our Common Stock to the security holders of Stratos in exchange for 999, or 99.9%, of the issued and outstanding shares of Stratos. Such securities were not registered under the Securities Act in reliance upon exemptions set forth in Section 4(2), Regulation D and/or Regulation S of the Securities Act. We made this determination based on the representations of the security holders, which included, in pertinent part, that such security holders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that the security holders understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 14, 2007, pursuant to the Private Placement, we issued an aggregate of 2,666,794 shares of Common Stock and warrants to purchase an aggregate of 1,333,396 shares of Common Stock to investors in exchange for gross proceeds of approximately $1.9 million. The warrants expire five (5) years from the date of issuance are exercisable at $.75 per share, subject to adjustment in certain circumstances. The Common Stock and warrants issued in connection with the Private Placement were not registered under the Securities Act in reliance upon exemptions set forth in Section 4(2), Regulation D and/or Regulation S of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such investors were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that the investors understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 14, 2007, pursuant to the Series A Private Placement, we issued 7,142,857 shares of Series A Preferred Stock and warrants to purchase 1,785,714 shares of Common Stock to an investor in exchange for gross proceeds of $5.0 million. The warrants expire five (5) years from the date of issuance and are exercisable at $.75 per share, subject to adjustment in certain circumstances. The Series A Preferred Stock and warrants issued in connection with the Series A Private Placement were not registered under the Securities Act in reliance upon the exemption set forth in Section 4(2) and Regulation D of the Securities Act. We made this determination based on the representations of the investor, which included, in pertinent part, that such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that the investor understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 14, 2007, pursuant to the Bridge Financing, we issued an aggregate of approximately $3.0 million in convertible promissory notes and warrants to purchase an aggregate of 870,858 shares of Common Stock to investors. The warrants expire three (3) years from the date of issue and may be exercised at $.75 per share, subject to adjustment in certain circumstances. The convertible promissory notes and warrants issued in connection with the Bridge Financing were not registered under the Securities Act in reliance upon exemptions set forth in Section 4(2), Regulation D and/or Regulation S of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such investors were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that the investors understood that the securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

2005

In January 2005, we completed an offering of our Common Stock to a group of private investors.  We issued 260,000 shares of Common Stock at $0.10 per share for an aggregate offering price of $26,000 to 23 stockholders. This transaction (a) involved no general solicitation, (b) involved less than thirty-five non-accredited purchasers, and (c) relied on a detailed disclosure document to communicate to the investors all material facts about NDCI, including an audited balance sheet and reviewed statements of income, changes in stockholders' equity and cash flows.  Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act.

2004

In October 2004, we issued 10,000,000 shares of our Common Stock to Kenneth P. Laurent, our founding stockholder and former Chief Executive Officer, President and sole director, in exchange for cash in the amount of $10,000.  This sale of stock did not involve any public offering, general advertising or solicitation.  At the time of the issuance, Mr. Laurent had fair access to and was in possession of all available material information about our Company, as he was formerly the sole officer and director of NDCI.  The shares issued to Mr. Laurent bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act.  On the basis of these facts, we believe that the issuance of stock to our founding stockholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NRS 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751(2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

NRS 78.751(3) provides that the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

NRS 78.752 provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.  No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Our Amended and Restated Articles of Incorporation provide that our officers and directors shall not be personally liable to the Company or its stockholders for monetary damages for conduct as an officer or director, except for liability of the officer or director (i) for acts or omissions that involve intentional misconduct by the officer or director or a knowing violation of law by the officer or director, (ii) for conduct violating the Nevada Revised Statutes, or (iii) for any transaction from which the officer or director will personally receive a benefit in money, property or services to which the officer or director is not legally entitled. Our Amended and Restated Articles of Incorporation further provide that if the Nevada Revised Statutes are amended in the future to authorize corporate action further eliminating or limiting the personal liability of officers or directors, then the liability of our officers or directors shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as so amended, without any requirement of further action by the stockholders.

Our Amended and Restated Articles of Incorporation require us to indemnify any individual made a party to a proceeding because that individual is or was an officer or director of the Company and to advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may thereafter be enacted, to the extent such limitation may be disregarded if authorized by the Amended and Restated Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

Our Amended and Restated Bylaws require us to indemnify our officers and directors to the fullest extent permitted by the laws of Nevada. Further, our Amended and Restated Bylaws permit us to purchase and maintain insurance on behalf of any person who is or was our director or officer against liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as our officer or director, whether or not we would have the power to indemnify such person against such liability.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, the Nevada Revised Statutes, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to Item 2.01 of this Current Report on Form 8-K for a description of recent sales of unregistered sales of equity securities, which is hereby incorporated by reference.

Item 3.03	Material Modification to Rights of Security Holders

As more fully described in Items 1.01 and 2.01 above, which disclosures are hereby incorporated by reference, on November 14, 2007, we issued 7,142,857 shares of Series A Preferred Stock and an aggregate of approximately $3.0 million in convertible promissory notes. The Series A Preferred Stock and convertible promissory notes entitle the holders thereof to certain rights, preferences and privileges that are senior to the rights of the holders of our Common Stock, including priority in the event of liquidation and rights to periodic payments.

The foregoing description in this Item 3.03 does not purport to be complete and is qualified in its entirety by reference to the disclosures set forth under the heading “Description of Securities” in Item 2.01 above, the Certificate of Designation for the Series A Preferred Stock and the forms of convertible promissory notes, which are attached hereto as Exhibits 3.3, 4.4 and 4.5, respectively, and are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

Immediately prior to the consummation of the Share Exchange, Private Placement, Series A Private Placement and Bridge Financing, we had 10,000,000 share of Common Stock issued and outstanding, of which 6,100,000, or 61.0%, of the total shares outstanding were owned by Kenneth P. Laurent, our former Chief Executive Officer, President and sole director. As is more fully described in Items 1.01 and 2.01 above, which disclosures are hereby incorporated by reference, upon completion of the Share Exchange and after giving effect to the Private Placement, Series A Private Placement and Bridge Financing, the ownership of our Company was approximately as follows (excluding, (i) the shares of Common Stock underlying the warrants issued to the investors in the Private Placement, (ii) the shares of Common Stock underlying the warrant issued to the investor in the Series A Private Placement, (iii) the shares of Common Stock underlying the outstanding convertible promissory notes that may be issued to the bridge note holders in connection with the Bridge Financing and (iv) the shares of Common Stock underlying the Bridge Warrants issued to the bridge note holders in connection with the Bridge Financing):

Percentage of
Ownership(1)

Old NDCI Stockholders	15.4%
Former Stratos Stockholders	69.4%
Private Placement Investors	4.1%
Series A Private Placement Investor	11.0%

(1) Based on 64,809,651 shares of capital stock issued and outstanding (assuming all 7,142,857 shares of Series A Preferred Stock are converted into Common Stock on a 1:1 basis).

To the best of our knowledge, there are no arrangements or understandings among our security holders or their associates with respect to election of directors or other matters. In addition, pursuant to the Share Exchange, effective on November 14, 2007, Kenneth P. Laurent, our former Chief Executive Officer, President and sole director, and Todd Laurent, our former Secretary and Treasurer resigned from all of their positions with the Company and concurrently therewith, the following persons were appointed as our officers and directors:

Name	Position
Carlos Antonio Salas	Chief Executive Officer and Director
Luis Humberto Goyzueta	President and Director
Jorge Eduardo Aza	Chief Operating Officer
Julio Cesar Alonso	Chief Financial Officer and Treasurer
Gustavo Goyzueta	Secretary
Steven Magami	Chairman of the Board
Luis Francisco de las Casas	Director

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Reference is made to the disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which disclosures regarding the resignation and appointment of the directors and officers described below in connection with the Share Exchange, Private Placement, Series A Private Placement and Bridge Financing are incorporated herein by reference.

Resignation of Sole Director

Effective November 14, 2007, Kenneth P. Laurent resigned as the sole director of NDCI. There were no disagreements between Mr. Laurent and NDCI.

Resignation of Officers

Effective November 14, 2007, Kenneth P. Laurent resigned as the acting Chief Executive Officer and President of NDCI and Todd Laurent resigned as the acting Treasurer and Secretary of NDCI.

Appointment of Directors

Effective November 14, 2007, the following persons were appointed as members of our Board of Directors:

Name	Position
Steven Magami	Chairman of the Board of Directors
Carlos Antonio Salas	Director
Luis Francisco de las Casas	Director
Luis Humberto Goyzueta	Director

The business background, legal proceedings and related party transaction descriptions of the newly appointed directors are described under Item 2.01 of this Current Report on Form 8-K and are incorporated herein by reference.

Appointment of Officers

Effective November 14, 2007, the following persons were appointed as our officers, with the respective titles as set forth opposite his or her name below:

Name	Position
Carlos Antonio Salas	Chief Executive Officer
Luis Humberto Goyzueta	President
Jorge Eduardo Aza	Chief Operating Officer
Julio Cesar Alonso	Chief Financial Officer and Treasurer
Gustavo Goyzueta	Secretary

The business background, legal proceedings and related party transaction descriptions of the newly appointed officers are described under Item 2.01 of this Current Report on Form 8-K and are incorporated herein by reference.

Contracts and Arrangements

Other than as set forth in this Current Report on Form 8-K, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of Common Stock, or family members of such persons.

We have not entered into employment agreements with any of our officers or directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective November 14, 2007, we adopted Amended and Restated Articles of Incorporation. The material changes made to our Articles of Incorporation include the following:

•	Our authorized capital stock was increased from 100,000,000 to 250,000,000;

•	We created a class of Preferred Stock, with the rights, preferences and privileges of such Preferred Stock to be determined by our Board of Directors;

•	The Articles of Incorporation were amended to limit the liability of our officers; and

•	The Articles of Incorporation were amended to require us to indemnify our officers for certain conduct as an officer.

Effective November 14, 2007, we designated 15,000,000 shares of our Preferred Stock as Series A Preferred Stock and set forth the rights, preferences and privileges of such Preferred Stock pursuant to a Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock filed with the Secretary of State of the State of Nevada. A summary of the rights, preferences and privileges of the Series A Preferred Stock is set forth in Item 2.01 above, which is incorporated herein by reference.

In addition, effective November 14, 2007, we adopted Amended and Restated Bylaws. The material changes made to our Bylaws include the following:

•	The annual meeting of the stockholders was changed from 12:00 P.M. on June 1 of each year to a time and date as designated by the Board of Directors;

•
The persons authorized to call a special meeting of the stockholders was changed from the Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary, or by one more stockholders holding not less than 10% of the voting power of the Company to the President, the Board of Directors or the holders of not less than 20% of all the shares entitled to vote at the meeting;

•	Stockholder action by written consent was changed from requiring unanimous consent to requiring majority consent;

•	References to cumulative voting of directors were removed;

•	The authorized number of directors was changed from three to a range of one to ten as set by the Board of Directors;

•
The timing of the meetings of the Board of Directors was changed from meetings immediately following the annual meeting of the stockholders, and the last Friday of every month, to meetings at a time and date as set by the Board of Directors;

•	The Bylaws were amended to authorize the Board of Directors to set the compensation of the directors;

•
The persons authorized to sign checks, contracts and other documents on behalf of the Company were changed from a person designated by the Board of Directors to the Chief Executive Officer, President or Chief Financial Officer of the Company; and

•	The Bylaws were amended to require the Company to indemnify our officers and directors to the fullest extent permitted by law.

The foregoing descriptions in this Item 5.03 do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Certificate of Designation, which are attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively.

Item 5.06	Change In Shell Company Status

As is more fully described above in Items 1.01 and 2.01 above, which disclosures are incorporated by reference herein, NDCI was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act) immediately prior to the closing of the Share Exchange. As a result of the Share Exchange, Stratos became a subsidiary of NDCI and became NDCI’s main operational business. Consequently, we believe that the Share Exchange has caused the Company to cease to be a shell company.

Item 9.01	Financial Statement and Exhibits

(a)	Financial Statements of Businesses Acquired

The Audited Consolidated Financial Statements of Stratos del Peru S.A.C. as of October 18, 2007 are filed as Exhibit 99.1 to this Current Report and are incorporated herein by reference.

(b)	Pro Forma Financial Information

The following pro forma financial information is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference:

The Unaudited Pro Forma Condensed Combined Balance Sheet of New Design Cabinets, Inc. and Stratos del Peru S.A.C. as of September 30, 2007.

The Unaudited Pro Forma Condensed Combined Statements of Operations of New Design Cabinets, Inc. and Stratos del Peru S.A.C. from from February 27, 2007 (inception) to September 30, 2007.

(c)	Shell Company Transactions

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(d)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement Concerning the Exchange of Securities*

3.1	Amended and Restated Articles of Incorporation*

3.2	Amended and Restated Bylaws*

3.3.	Certificate of Designation*

4.1	Specimen Stock Certificate for Shares of Common Stock*

4.2	Specimen Stock Certificate for Shares of Series A Preferred Stock*

4.3	Form of Warrant*

4.4	Form of Promissory Note*

4.5	Form of Promissory Note*

4.6	Form of Bridge Warrant*

4.7	Form of Warrant*

10.1	Equipment Purchase Agreement by and between Stratos del Peru S.A.C. and Gabinete Tecnico De Cobranzas S.A.C.*

10.2	Amendment to the Equipment Purchase Agreement by and between Stratos del Peru S.A.C. and Gabinete Tecnico De Cobranzas S.A.C.*

10.3	Escrow Agreement by and between Stratos del Peru S.A.C. and Blanca Fernandez Pasapera*

10.4	Amendment to the Escrow Agreement by and between Stratos del Peru S.A.C. and Blanca Fernandez Pasapera*

10.5	Form of Subscription Agreement*

10.6	Series A Stock and Warrant Purchase Agreement*

10.7	Note and Warrant Purchase Agreement*

10.8	Note and Warrant Purchase Agreement*

10.9	Memorandum of Understanding by and between Stratos del Peru S.A.C. and Petrox S.A.C.*

10.10	Promissory Note*

17.1	Letter of Resignation from Kenneth P. Laurent*

17.2	Letter of Resignation from Todd Laurent*

21.1	List of Subsidiaries*

23.1	Consent Letter of Moore Stephens Wurth Frazer and Torbet, LLP*

99.1	Audited Consolidated Financial Statements of Stratos del Peru S.A.C. as of October 18, 2007*

99.2	Pro Forma Financial Information*

99.3	Press Release*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEW DESIGN CABINETS, INC.

Date: November 20, 2007	By:	/s/ Carlos Antonio Salas
Carlos Antonio Salas
Chief Executive Officer